Exhibit 99.1

EXPLANATORY NOTE

GAN Limited (“GAN,” the “Company,” “we,” “us,” and “our”) is filing this exhibit to reflect changes to the presentation of our financial information as set forth in our Annual Report on Form 10-K for the year ended December 31, 2020 (the “2020 Form 10-K”), as filed with the Securities and Exchange Commission (the “SEC”) on March 31, 2021, in order to give effect to a change in segment reporting.

This exhibit recasts the information in the following items as initially filed in the 2020 Form 10-K in order to reflect the change in segment reporting:

●	Part I. Item 1, Business
●	Part II. Item 7, Management’s Discussion and Analysis of Financial Condition and Results of Operations
●	Part II. Item 8, Financial Statements and Supplementary Data

PART I

ITEM 1. BUSINESS

GAN Limited is a Bermuda exempted holding company and through its subsidiaries, is a business-to-business (“B2B”) supplier of enterprise Software-as-a-Service (“SaaS”) solutions for online casino gaming, commonly referred to as iGaming, and online sports betting applications. Our technology platform, which we market as the GameSTACK™ Internet gaming ecosystem platform (“GameSTACK”), has been deployed in both Europe and the United States. However, we are primarily focused on enabling the U.S. casino industry’s ongoing digital transformation, which is accelerating following the repeal of a federal ban on sports betting in May 2018. Our customers rely on our software to run their online casinos and sportsbooks legally, profitably and with engaging content. Additionally, following our acquisition of Coolbet in January 2021, an award-winning developer and operator of a legal online sports betting and casino platform, we now offer customers a digital portal for engaging in sports betting, online casino games and peer-to-peer poker.

GameSTACK

Our GameSTACK customer base in the United States includes large regional operators as well as individual tribal casino operators that, combined, operate over 100 retail casino properties, racetracks and online sportsbooks. Our customers in the United States that are outside of the states with regulated online casino or sports betting markets generally operate on our social casino or simulated gambling applications. The largest portion of our U.S. business is in real money Internet gambling (“real money iGaming” or “RMiG”) with operators in the states where either (or both) Internet casino gaming and sports betting are permitted by regulation.

Our GameSTACK platform and related managed services are designed to help our customers rapidly launch and scale their iGaming and online sportsbook operations. Our iGaming offerings support both social, or “freemium,” simulated online casino gaming (“simulated gaming” or “SIM”) as well as RMiG for deployment in regulated markets. Like RMiG, SIM is a revenue center for our customers in non-regulated markets. We measure the level of player engagement through key performance measures including Active Player-Days, Gross Operator Revenue, and Average Revenue per Daily Active User, which we track for both SIM and RMiG operations.

GameSTACK forms the technical hub of our casino operator customers’ online gaming presence. The platform provides the foundational technology and back-office tools necessary for a successful consumer experience, including intuitive player account activation, sophisticated payment services, geolocation, marketing, loyalty club linking and real-time analytics and reporting. The core of the GameSTACK platform is its player account management system, in which highly sensitive consumer and player activity data is stored and processed. This is the layer of any casino operator’s online technology deployment that becomes the focal point of regulatory licensure since it is the fortified vault of player data and privacy. We are the trusted custodian of player transactional data and provide direct visibility into wagering activity, which allows us to deploy proprietary plater analysis models to help our casino operator customers predict and identify, over time, their highest-value players. Our casino operator customers rely on our data models to best direct their retention marketing investments towards specific customer profiles, thereby optimizing player loyalty and therefore player value. GameSTACK also relies on a flexible integration services layer in order to integrate easily with other essential third-party systems such as casino management systems, remote gaming servers, sports betting engines, and marketing services applications.

In addition to our growth opportunity within our existing core markets, we see a large and growing universe of additional potential new customers for GameSTACK in selected U.S. states that have formally passed online sports betting but have not yet implemented a regulatory framework for governing online real money iGaming in their states. We believe that as newly regulated U.S. states such as Michigan generate real tax revenue for their respective state treasuries that more states will evaluate, develop, and pass online gaming legislation. GAN has the unique ability to absorb and support this expansion. For example, in January 2021, we simultaneously launched three operator clients online in Michigan, including FanDuel Group Inc.’s (“FanDuel”) online casino and two new clients, Churchill Downs’ brand TwinSpires and Wynn Resorts’ WynnBET.

GameSTACK may also be configured as a “super” remote gaming server (“Super RGS”), otherwise known as an RGS aggregator, which can be deployed on behalf of existing Internet casino operators (for example, in states such as New Jersey, Pennsylvania and Michigan) that are operating on their own proprietary or third-party platform. Super RGS provides these operators with access to all of our own games as well as 29 current (and all future) remote gaming server integrations, as well as our content library of more than 1,000 Internet casino games. Super RGS creates a technical and commercial vehicle for us to deliver our proprietary casino content and third-party game content across the entirety of the relevant U.S. intrastate markets. Our Super RGS provides for a cost and time savings for new and existing market operators to more efficiently manage their game content.

Coolbet

On January 1, 2021, we completed the acquisition of all outstanding shares of Vincent Group p.l.c., a Malta public limited company doing business as “Coolbet”. Coolbet operates a business-to-consumer (“B2C”) casino and sports-betting platform that is accessible for gambling via its website Coolbet.com in eight national markets across Northern Europe (Estonia, Finland, Iceland, Norway and Sweden), Latin America (Chile and Peru) and North America (Canada). Coolbet.com launched in May 2016 and as of January 1, 2021, had over 375,000 registered customers. Coolbet holds gambling licenses in Estonia, Malta and Sweden. The majority of Coolbet’s traffic comes from mobile customers and each region features customized interfaces with localized product offerings and local language support teams. The largest revenue stream for 2020 came from sports betting (50% of total revenue), followed by online casino games (45% of total revenue) and online peer-to-peer poker across various operators in real-time select markets (5% of total revenue). Revenue increased 50% in 2020 from $23.6 million in 2019 to $35.5 million in 2020. Coolbet’s results of operations for 2019 and 2020 are not included in our financial results due to the fact that the acquisition closed on January 1, 2021.

Corporate History

We were an early pioneer of online gaming. We commenced operations in 2002 in the United Kingdom and first generated revenues in December 2002. Our initial product allowed end user residents of the United Kingdom to create an online account, deposit money into that account and to compete against each other online in competitions of skill. We offered online games of skill to residents of the United Kingdom under the operation of the United Kingdom’s applicable legislation, the Lotteries & Amusements Act 1976 (s.14), which permitted competitions of skill.

In May 2020, GAN Limited completed a reorganization and share exchange pursuant to which we acquired all of the outstanding ordinary shares of GAN plc and became the parent company of GAN plc. Subsequently, GAN plc changed its name to GAN (UK) Limited. On May 7, 2020, we completed our U.S. initial public offering under which we sold an aggregate of 7,337,000 ordinary shares at a price per share to the public of $8.50 and raised gross proceeds of $62.4 million.

On November 16, 2020 we entered into a share exchange agreement (the “Share Exchange Agreement”), pursuant to which we agreed to acquire all of the outstanding equity in Vincent Group p.l.c., a Malta public limited company doing business as “Coolbet” in exchange for cash and ordinary shares. On December 21, 2021 we completed a secondary public offering, issuing 6,790,956 ordinary shares in exchange for net proceeds of $98.5 million after underwriting discounts and commission and other offering expenses. We used the proceeds from this offering to fund the cash portion of the purchase price payable to the Coolbet shareholders. On January 1, 2021, we completed the acquisition of Coolbet in exchange for a purchase price of $218.6 million comprised of a cash payment of $111.6 million, the issuance of 5,260,516 ordinary shares (valued at $106.7 million) and the issuance of replacement equity awards (valued at $0.3 million).

iGaming and Online Sportsbook Industry and Background

Our GameSTACK platform and related managed services are geared towards casino operators, with an emphasis on land-based commercial and tribal casinos in the United States, although we have deployed our solutions in other geographies such as the United Kingdom, Italy, and Australia. We also market our platform technology to gaming ecosystem partners, such as online sportsbooks and gaming content developers, who provide us with an indirect channel into casino operators.

On May 14, 2018, the Supreme Court of the United States overturned the Professional and Amateur Sports Protection Act (“PASPA”), which since 1992 had prevented U.S. states, aside from Nevada, Delaware and Oregon from engaging in the regulation and taxation of sports betting activities at the intrastate level. The ruling paved the way for states to elect individually whether to allow for regulated sports betting and, by extension, real money iGaming within their borders. Prior to the Supreme Court of the United States overturning PASPA, U.S. casino operators were largely limited to retail slot and table gaming operations and, in the online channel, to simulated gaming operations offering no prospect for real money winnings.

Between May 2018 and March 2021, 21 U.S. states enacted and approved some form of real money gaming legislation, with 14 of those states approving online sports betting or iGaming. Each state has unique regulatory and licensure requirements, and our ability to rapidly customize deployments and submit expeditiously for individual state gaming licensure has been a vital contributor to our success in the U.S. market. We enable our customers to deploy iGaming and online sportsbook offerings to their end users quickly, capturing valuable early-mover advantages in their relevant markets, such as for the recent launch in Michigan in January 2021. We are presently licensed or approved to operate our RMiG platform in New Jersey, Pennsylvania, Indiana, West Virginia, Colorado, Michigan, and Tennessee. Following the November 2020 election, three additional states (Louisiana, Maryland, and South Dakota) legalized online sports betting and we are monitoring several additional states (Ohio, Massachusetts, New York) that currently have some legislative momentum for possible legalization in 2021. We plan to and will pursue licensure in these additional states in 2021 and beyond.

Full scale Internet sports betting launched in New Jersey on August 3, 2018; West Virginia on December 27, 2018; Pennsylvania on May 28, 2019; Oregon on October 16, 2019; and in New Hampshire on December 30, 2019. As of December 3, 2020, 25 states have approved legalized sports betting: New York, New Jersey, West Virginia, Pennsylvania, Indiana, Iowa, Arkansas, Mississippi, Rhode Island, Delaware, Oregon, Nevada, New Hampshire, Colorado, Illinois, Michigan, Tennessee, Montana, North Carolina, New Mexico, Louisiana, Maryland, South Dakota, Virginia and Washington, along with Washington D.C. Real money iGaming is also presently legal in six states: New Jersey, Pennsylvania, Michigan, West Virginia, Nevada and Delaware.

Online sports betting deployment models can vary widely due to state-specific regulatory and licensing mandates. However, licensed casino operators with land-based retail facilities tend to partner with online sportsbook operators in order to accelerate online customer acquisition. These operators generally rely on a technology platform, such as GameSTACK, for player onboarding, player account management, payment processing and various back-office tools designed to maintain regulatory compliance and real-time reporting. Additionally, the technology ecosystem for online sportsbooks incorporates a sports betting engine for pricing, trade execution and risk management, which we now own following our acquisition of Coolbet in January 2021.

In order to monetize players both online and offline in a coherent manner, casino operators pursue omni-channel marketing strategies necessitating deep integration of hardware and software elements, including computing infrastructure, customer relationship management, casino management system and loyalty program management. Because of the complexity in deploying and maintaining iGaming and online sports betting infrastructures, casino operators may rely on third-party managed services providers to stand up, operate and maintain all or part of the technology infrastructure.

Our Platform and Services

Our overarching product strategy for GameSTACK is to provide a unified, flexible and highly scalable platform that can be rapidly licensed and deployed for SIM, RMiG, and online sports betting. In addition to our platform, we offer a range of professional and managed services designed to fast-track deployments and provide ongoing operational support following commercial launch.

Our RMiG and SIM offerings share a common code base and user interface within GameSTACK, providing our SIM customers with a readily accessible upgrade path to RMiG. In developing GameSTACK, we remained fully committed to building an evergreen and agile software architecture forged from a single code base, ensuring that developments in metagame mechanics, new back-office functionalities and integrations with leading third-party software could be capitalized on by our customers across all gameplay modalities. Importantly, we developed our code to operate in multiple jurisdictions and under different regulatory requirements, giving us the ability to leverage quickly different configurations to comply with newly regulated markets.

As of December 31, 2020, we had ten instances of GameSTACK deployed inside data centers – one located in Nevada, three in New Jersey, three in Pennsylvania, one in Oklahoma, one in Guernsey (U.K. Channel Islands) and one in Italy.

GameSTACK Platform

GameSTACK is a turnkey platform comprising proprietary enterprise-level software, hardware and specific proprietary components such as our iSight Back Office tool (“iSight”) and the iBridge Framework that has developed, evolved and hardened over a period of 17 years. GameSTACK is a comprehensive platform providing our customers with account set up, customer services facilitation, comprehensive player marketing tools, and the ability to deliver converged gambling across land-based retail casinos and the Internet. GameSTACK supports both real money and social casino offerings through a common code base and user interface, providing our SIM customers a path to rapid market entry into real money gambling. Our operators’ players also experience a consistent user experience throughout the evolution to permitted real money gambling. While SIM implementations of GameSTACK generate revenue for our customers, the SIM application is predominantly employed as a marketing platform by operators in anticipation of rolling out an RMiG offering.

iSight Back Office

GameSTACK provides operators with a range of day-to-day back-office management tools along with integration application program interfaces for third-party casino management systems. With the iSight management tool, our casino operators have complete control over their content selection, player communications, website layout, process automation and real-time analytics.

iBridge Framework

Our proprietary iBridge Framework is a core feature of our platform, enabling operators to engage online players with innovative loyalty offers. iBridge provides our operator customers the ability to automatically verify whether a new online player is part of an existing offline loyalty database. iBridge allows operators to unite in-casino complimentary items and services, loyalty points and other offers with online play. This enables casino operators to engage their customers online, reinforcing brand loyalty, as well as encouraging online players to visit retail properties. Our platform integrates with a variety of third-party casino management systems, eliminating the need for operators to create and maintain two disparate databases as their online businesses grow in scale.

Data Analytics

Because we are the trusted custodian of our customers’ end user players’ aggregated and anonymized transactional data originated and stored within our platform, we have direct visibility into a players’ activity and can predict which characteristics will contribute to a player becoming amongst the highest-value players of our customers over time. This helps our customers to direct their retention marketing investments to specific player profiles. Over the course of our history, we have accumulated large data sets from which we have extracted substantial analytical insights for the benefit of our customers, who rely on our reporting and analytics capabilities to help them to optimize their marketing spend as well as to maximize the value of their loyalty programs.

Real Money iGaming

Our RMiG instances of GameSTACK incorporate comprehensive player registration, account funding and back-office accounting and management tools that enable our casino operator customers to efficiently, confidently and effectively extend their presence online. For the individual players, our software enables them to create a regulatory-compliant iGaming account online, to have their credentials properly validated in order to activate their account, to deposit money into their account and proceed to gamble that money on any content we publish on the relevant casino operator’s website or mobile app. Content might comprise a casino game such as roulette, blackjack or a casino slot machine game. Content might also comprise a myriad of sporting events on which the diverse outcomes can be wagered on.

We have optimized GameSTACK for RMiG and in particular U.S. Internet casino gaming with geolocation tracking, Know-Your-Customer processes and a market-leading U.S. payments platform. Payment aggregation services within GameSTACK integrate with a wide range of third-party payment processors while simultaneously allowing our casino operators to accept cash deposits onsite within their retail casino properties, which are credited to the players’ online account.

Our RMiG instances of GameSTACK augment our SIM product to further incorporate more comprehensive player registration, account funding and back-office accounting and management tools. In the United States, real money iGaming applications must comply with the Unlawful Internet Gambling Enforcement Act of 2006 and with the federal Wire Act of 1961. Consequently, our RMiG customers must physically deploy our platform within their state’s borders, typically inside their retail casino premises in order to comply with intrastate regulatory mandates. Our customers generally procure the hardware computing resources on which our software is deployed inside of our customers’ data centers. Payment aggregation services within GameSTACK integrate with a wide range of third-party payment processors while simultaneously allowing operators to accept cash deposits onsite within their retail casino properties, which are credited to the players’ online account.

Simulated Gaming

Our B2B SIM solution is custom-designed for U.S. casino operators seeking to bring their retail brand online and create a new Internet gaming experience delivered as an amenity to their players and leveraging their on-property rewards program.

For SIM implementations, we design the casino operator’s mobile application and website with a branded experience that is consistent with the casino operator’s brand and market positioning. Our iSight technology provides management tools and streamlines player registration and account funding. We generally host our customers’ SIM operations on a combination of proprietary and cloud servers. GameSTACK features a gaming content engine that serves both internally developed slot and table games as well as third-party gaming content via a technical ‘abstraction layer’ that permits third party games to be published to end user players via GameSTACK. SIM deployments of GameSTACK allow casino operators to put their offers, games and unique brand experience in their players’ hands around the clock. GameSTACK incorporates our proprietary iSight technology, which captures online player activity, giving marketers the equivalent visibility of 100% rated play.

In September 2020, we substantially augmented the SIM deployment by adding a ‘simulated sports betting’ capability, launched on PlayJACK.com for JACK Entertainment, a leading casino operator in Ohio. With real money regulated Internet sports betting anticipated in 2021, this added product experience of sports betting, offered alongside simulated Internet casino gaming, has enabled JACK Entertainment to engage with sports betting enthusiasts online in Ohio substantially in advance of real money Internet sports betting being made available. Simulated sports betting is relevant to all clients of SIM and will be rolled-out to additional clients in 2021 and beyond, as a demonstrable vehicle for acquiring sports betting enthusiasts’ online information substantially in advance of regulation of real money Internet sports betting.

Online Sportsbook

For online sports betting applications, we integrate our RMiG version of GameSTACK with third-party services such as sports betting engines and the sportsbook operator’s user interface and user experience. To date, we have integrated sports betting engines for customers at their request, including IGT Sports, Kambi and Amelco. The revenue from these services is recorded as part of RMiG revenue share.

Following our announced acquisition of Coolbet, a technical integration between the sports betting engine of Coolbet and GameSTACK was commenced, with a view to offering Coolbet’s sports betting engine, at customer request, as an alternate to the existing engines already integrated by us. This new sports betting engine product offering will be made available to all existing customers operating Internet sports betting in existing operational states, as well as future states into which existing customers seek to expand.

Managed Services

We provide a range of term-based operational services to support our customers’ online gaming activities. Our premier offering is a full turnkey combination of marketing services and customer services. Our managed services teams provide user acquisition, customer retention management, and customer functions for our operator customers to help them in acquiring and retaining players (“Managed Services”). The Managed Services we provide are designed to fast-track deployments and provide ongoing operational support following commercial launch for our customers. We sell marketing and customer services to our casino operator customers to support their deployment of our RMiG and SIM solutions. Customer and marketing service revenues are typically in the form of a per month charge, which we recognize over the time during which the services are provided. Our tailored managed services include player customer support across email, phone and live chat, marketing agency services and network management with 24/7 uptime guarantee. We also provide custom game theme development services in select engagements where customers seek to differentiate with gaming content unique to a customer’s branded experience.

Non-U.S. B2C

Upon closing of our acquisition of Coolbet in January 2021, we operate the B2C gaming site www.coolbet.com, which currently operates in selected Northern Europe, Latin America and North America markets. The site offers sports betting, poker, casino, live casino and virtual sports. Coolbet.com is built on proprietary software, including a proprietary sportsbook engine and risk management tools, enabling Coolbet to offer a highly differentiated entertainment experience when compared to other B2C vendors who rely on third-party technology stacks. Because Coolbet predominantly relies on in-house technology, Coolbet can rapidly enter new international markets with deeply local and tailormade content. Coolbet product offerings include:

Sports Betting. Coolbet manages an online sportsbook allowing customers to place various types of bets on the outcome of sporting events around the world. Coolbet operates as the bookmaker and offers various multiple odds-scenarios-based betting types in a given match, including both pre-match and in-play (placed after a sports event has begun) betting types. Coolbet offers all major sports including soccer, basketball, baseball, American football, ice hockey and tennis, as well as across smaller sports and emerging sports such as eSports. Coolbet’s proprietary sportsbook features specialist odds compiled by their in-house product experts, which leads to more attractive odds and offers on local sports events and a better value for customers.

Online Casino. Coolbet offers Live Casino via its digital online casino offering in selected markets, allowing customers to place bets and play games virtually at retail casinos via a real-time streaming video solution. Coolbet offers customers a catalog of over 1,600 third-party iGaming titles across skill-based games such as Poker and Blackjack, and chance-based games such as digital slot machines and table games such as Roulette.

Peer-to-Peer Poker. Peer-to-Peer Poker allows registered customers to play poker against each other directly on Coolbet’s online poker network in real-time.

Super RGS

In August 2020, we soft-launched a new product offering branded Super RGS. This product delivers our market-leading portfolio of casino games, which includes both third-party casino games developed inherently within our platform as well as aggregated content from multiple remote gaming server providers. Super RGS is significant because it creates a technical and commercial vehicle for us to deliver our proprietary casino content across the entirety of the relevant U.S. intrastate markets, and not just to the websites and mobile applications operating on our own GameSTACK. Super RGS includes our content library of over 1,000 casino games, is currently available in New Jersey, Pennsylvania, and Michigan.

Key elements of our growth strategy include:

Supporting our existing customers as they continue to scale up their respective iGaming and online sportsbook operations. Gross Operator Revenue generated on our technology platform in 2020 increased by 73% to $545.2 million in 2020, up from $315.8 million in 2019. As our customers’ online businesses continue to grow, we intend to deploy the necessary internal resources to support their evolving requirements. We will, for instance, continue to invest in the GameSTACK platform’s functionality by expanding our gaming content library and third-party integrations, and will move expeditiously to obtain regulatory approvals to operate in new states our existing customers do not yet operate in. Furthermore, we will continue to engage our SIM installed base in pursuit of opportunities to upgrade these customers to RMiG customers as the regulatory environment develops.

Securing new casino operator customers in existing and new regulated markets. We continuously engage with casino operators in states that have yet to adopt regulated forms of RMiG and sports betting. We intend to engage these new customers with our SIM offering, creating a path to RMiG deployments over time. In states with regulated online gambling markets, we are investing in sales and marketing initiatives to aggressively pursue new deployment opportunities, including the Super RGS content offering. This offering creates a technical and commercial vehicle for us to deliver our proprietary casino content across the entirety of the relevant U.S. intrastate markets, and not just to the websites and mobile applications of GameSTACK clients. When successfully commercialized, we believe that Super RGS will develop additional Gross Operator Revenue, as well as generate high margin content licensing revenues.

Expanding our gaming content development capabilities. In addition to distributing online facsimiles of third-party physical machine-based slots and table games via GameSTACK, we publish proprietary casino games that we display in both our SIM and RMiG online environments. We will invest in our gaming development capabilities in order to expand our library of high-quality, in-house content, which we will strategically serve within GameSTACK to optimize our margin profile.

Growing our international business. In addition to our focus on the U.S. market through B2B opportunities, we intend to expand in regulated markets primarily in Europe, Latin America and Australia through both B2B and B2C opportunities. The acquisition of Coolbet in January 2021, which has been operating a B2C model at scale in Northern Europe and Latin America, provides us with a fast-growing international strategy, incremental to our existing international market activity. We currently provide our GameSTACK platform and services in relation to RMiG in Italy, which comprised 15% of total revenues for the year ended December 31, 2020. During the year ended December 31, 2020 our RMiG business in Italy grew revenues 13% when compared to 2019. We expect our Italian business to continue to grow as we onboard additional operators and expand through our revenue share agreements with our existing operators. We also deliver SIM to an operator in Australia as a precursor to potential legalization of Australian RMiG. Additionally, we are exploring selected Latin American regulated markets for potential expansion. With the addition of Coolbet’s Nordic and Latin American B2C activities, we expect to continue to grow our international business.

Executing a selective merger & acquisition and commercial licensing strategy. We intend to pursue a prudent inorganic growth strategy aimed at strengthening and expanding our competitive position in the markets where we compete. The Coolbet acquisition should substantially complete our U.S. B2B offering. However, we will continue to pursue opportunities to acquire selective elements of the iGaming ecosystem as well as a myriad of content assets to bolster our product offerings, both through commercial licensing as well as acquisition.

Integration with Coolbet. We expect that the combination with Coolbet will drive significant value for our customers and our shareholders. We believe that the integration of our GameSTACK and Coolbet platforms will be done efficiently, and that the combination will result in one of the most comprehensive, best-in-class product offerings in the iGaming space. We anticipate being able to offer U.S. customers a fully integrated iGaming and sports betting offering in the second half of 2021 without material integration costs in excess of current resources. The combination would also result in a diversification of revenue streams, customer bases and markets for the combined company. For the year ended December 31, 2020, we generated 83% of our revenues from our B2B business in the United States, with additional revenues coming primarily from Italy, the United Kingdom and Australia. During the same period, Coolbet’s revenues were generated primarily in Northern Europe (Estonia, Finland, Iceland, Norway and Sweden), Latin America (Chile and Peru) and Canada. We intend to continue to operate in the United States solely as a B2B provider to casino and other operators. The addition of a proprietary sports betting engine would give us the ability to offer a “one-stop” solution to our U.S. retail casino operators, while at the same time preserving the flexibility to incorporate third-party solutions when specified.

Competition and Competitive Strengths

We operate in a global and dynamic market and compete with a variety of organizations that offer services similar to those that we offer. We face competition primarily from: (1) online casino operators that provide competing content direct to consumers; (2) retail casino operators that develop their own proprietary online gaming capabilities; and (3) other similar existing or developing technology providers that develop competing platforms.

We believe the principal competitive factors in our business include rapid deployment, ease of integration with existing and future content and gaming, ease of user registration and conversion, regulatory compliance, data security, back office management systems, reliability, and platform extensibility.

Customers and Ecosystem

Our principal customers are retail casino operators who require a regulatorily compliant and complete technology solution provider for setting up, launching and operating an Internet gambling business to drive incremental and complementary revenues to their existing retail gaming business.

When a U.S. casino needs to move online, there is a small group of potential technology vendors available to serve their needs, and an even smaller subset of companies which are B2B only and fully licensed for U.S. Internet gambling. We believe we are one of the few companies whose operational know-how and proven track record of excellence represent a substantial competitive advantage together with our strategic U.S. patent governing the important linkage of an iGaming account with a land-based casino rewards account.

The GAN family of casino operator customers represents leading U.S. gambling groups, both online and retail. Our customer base is comprised of casino operators, which contract with us for our ability to deliver RMiG and social casino gaming as well as provide dedicated services pre-and post-product launch. These casino operators span over 100 retail locations. Today, the GAN family of casino operator customers operate tens of thousands of slot machine units on their casino gaming floors and possess millions of dedicated loyalty club card holding players within their loyalty program databases.

In addition to customer relationships with retail casino operators, we have assembled a wide range of relationships with casino equipment manufacturers seeking to bring their machine-based casino slot games online and distribute them into permitted U.S. markets and into selected regulated markets internationally.

For sports betting content, we proactively integrated three third-party sports betting systems into our platform. We remain capable of integrating any third-party sports betting system nominated by an existing or future customer, in order to publish sports betting content alongside gaming content on our customers’ operating websites and mobile applications. Beyond content, we have brought together world-leading service providers spanning payment processing, pre-paid card services, age and identity verification, geo-location, and fraud detection.

During the year ended December 31, 2020, one of our customers, FanDuel accounted for more than 10% of our revenues (42.6%). Beginning in 2013, we partnered with FanDuel’s majority shareholder, Flutter Entertainment plc (formerly known as PaddyPower Betfair plc), to support FanDuel’s rapid deployment of online sports betting sites in selected states having legalized single-game sports betting. Under the current commercial agreements, we license the GameSTACK platform and provide development and operational support services in exchange for a percentage of Internet gambling revenues and fees for development and other services.

FanDuel’s agreement with us provides that FanDuel, upon notice and payment of fees, can migrate user accounts away from our digital wallet technology to its own proprietary solution. In the nine months ended September 30, 2020, FanDuel exercised this option and migrated its New Jersey, Pennsylvania and Indiana wallets from our digital wallet technology to its own proprietary solution. We stopped receiving revenue share with respect to FanDuel’s sports betting operations on August 31, 2020. The right of migration does not affect our revenue share generated from RMiG operations with FanDuel.

Our agreement with FanDuel provides that we will be the exclusive provider of their casino gaming operations for the initial three years following a launch date. Following that exclusivity period, FanDuel will have the right to use other casino gaming solutions, subject to a requirement to pay us revenue shares of a minimum percentage of their net gaming revenue from RMiG operations. We currently support FanDuel’s RMiG casino operations in the states of Pennsylvania, New Jersey, and Michigan. The current contract expires in January 2025.

Additionally, Coolbet operates a B2C casino and sports-betting platform that is accessible for legal gambling via its website Coolbet.com in eight national markets across Northern Europe (Estonia, Finland, Iceland, Norway and Sweden), Latin America (Chile and Peru) and North America (Canada). Coolbet.com launched May 2016 and as of January 1, 2021, had over 375,000 registered customers. The majority of Coolbet’s traffic comes from mobile customers and each region features customized interfaces with localized product offerings and local language support teams.

Intellectual Property Rights

We rely on a combination of patent, copyright, trademark and trade secret laws in the United States and other jurisdictions, as well as license agreements and other contractual protections, to protect our proprietary technology. We also rely on a number of registered and unregistered trademarks to protect our brand.

As of December 31, 2020, we had one registered patent in the United States and two registered trademarks in the United Kingdom relating to our owned technology. We hold a U.S. patent, which expires in 2034, that covers the integration of a retail casino’s on-property rewards and loyalty program with an Internet gambling experience, whether offered for real money or virtual-based social casino gaming. Because of the tendency for non-licensed states to implement social casino gaming as an alternative or precursor to RMiG, and our ability to legitimately and comprehensively integrate the unique ability to connect existing retail rewards program with an online gaming and gambling experience, we believe that our intellectual property provides a key competitive advantage.

We seek to protect our intellectual property rights by implementing a policy that requires our employees and independent contractors involved in development of intellectual property to enter into agreements acknowledging that all intellectual property generated or conceived by them on our behalf are our property, and assigning to us any rights that they may claim or otherwise have in those works or property, to the extent allowable under applicable law. Despite our efforts to protect our technology and proprietary rights through intellectual property registrations, licenses and contractual protections, unauthorized parties may still copy or otherwise obtain and use our software and technology. We may also face allegations in the future that we have infringed the intellectual property rights of third parties, including our competitors and non-practicing entities.

Government Regulation

The gaming industry is highly regulated, and we must secure licenses to conduct our gaming operations. We are licensed and regulated by the United Kingdom (“U.K.”) Gambling Commission, the Alderney Gambling Control Commission, the New Jersey Division of Gaming Enforcement, the Pennsylvania Gaming Control Board, the Indiana Gaming Commission, the West Virginia Lottery, the Michigan Gaming Control Board, the Tennessee Education Lottery Corporation, and the Colorado Department of Revenue Division of Gaming. Our software is also certified by the Amministrazione autonoma dei monopoli di Stato (Autonomous Administration of State Monopolies) in Italy, we are also approved by GambleAware, which is a leading U.K. charity advising and assisting those with a gambling problem. All of our games are certified and tested by the New Jersey Division of Gaming Enforcement’s technical testing laboratory and/or Gaming Laboratories International, which is a leading industry provider for online gaming testing and certification.

Coolbet holds gaming licenses in Estonia, Malta and Sweden. Coolbet’s sportsbook technology and technical platform is certified by an accredited third party according to the licensing requirements of the regulatory authorities of Estonia, Malta and Sweden. Coolbet also has customers in jurisdictions that are currently unregulated, including Norway, Finland, Iceland, Chile, Canada and Peru. A number of these jurisdictions are evaluating the adoption of regulations for the online sports betting and gaming operations that Coolbet currently offers. If regulations requiring licensure are adopted in those jurisdictions, Coolbet intends to apply for licensing, but cannot be assured that it will receive licenses in each instance or that changes in regulation will not adversely impact its business.

We are required to secure licenses to operate in each new jurisdiction where we conduct business and will need to secure additional licenses in order to expand operations to new markets. In newly regulated markets, new licensing regimes may impose licensing conditions, such as the requirement to locate significant technical infrastructure within the relevant territory or establish real-time data interfaces with the regulator that present operational challenges or may stop the licensee from being able to offer the full range of our products.

We license our products to operators in the online gaming industry whose ability to operate in any jurisdiction may be impacted by changes in regulations. Regulatory agencies in each of our operating markets continue to examine a wide variety of issues impacting the iGaming and sports betting industries, and consequently the laws and regulations governing our business could be modified or could be interpreted differently in the future, or new laws and regulations could be enacted. Material changes, new laws or regulations, or material differences in interpretations by courts or governmental authorities could cause us to incur substantial additional compliance costs and adversely affect our operating results.

In addition to regulations governing gaming, we are also subject to substantial regulations concerning money laundering. We process a number of financial transactions daily and are subject to a number of financial regulations, including anti-money laundering laws and regulations in the United States and other jurisdictions. We are required to conduct due diligence on our customers and report certain suspicious activity where we know, suspect or have reason to suspect that transactions involve, among other things, funds from illegal activity or are intended to evade federal regulations or avoid reporting requirements or have no business or lawful purpose. We occasionally experience attempts to conduct fraudulent activity on customer accounts, including deposits from stolen credit cards and debit cards.

As part of our operations, we establish player accounts and receive personal and financial information. Accordingly, our operations are subject to privacy and data protection regulation in the United States, the U.K., the European Union, Asia Pacific, and elsewhere. These laws are rapidly developing and changing. The European Union adopted a comprehensive General Data Protection Regulation (“GDPR”), which came into effect in May 2018, as supplemented by any national laws (such as in the U.K., the Data Protection Act 2018) and further implemented through binding guidance from the European Data Protection Board. In the United States, several states have adopted revised legislation to expand data breach notification rules and to mirror some of the protections provided by the GDPR. Some states, including California have adopted data protection legislation that requires companies to make significant changes in their data processing operations.

Social Responsibility

We maintain an open, honest and responsible approach towards our stakeholders, which include our employees, suppliers, customers, investors and the wider community. As both a B2B provider of games of skill and chance in regulated intra-state Internet gambling markets, we have placed our responsible gambling policies and tools at the core of our vision to provide industry-leading entertainment in a socially responsible fashion. Our GameSTACK software platform has a myriad of features for detection and prevention of problem gambling as well as offering tools to end user players to limit their gambling activities online, in compliance with the challenging technical requirements of New Jersey, Pennsylvania and Indiana as well as the United Kingdom and other jurisdictions.

Our platform services enable our casino operators to offer their players an array of tools to control their spending, including deposit limits, wagering value limits, wagering frequency limits, time limits, definable self-exclusion and/or cooling-off periods. This, coupled with sophisticated reporting and analytics, allows operators to identify potentially compulsive behavior and take the required action to ensure the protection of any vulnerable players in line with their operating requirements in the relevant intra-state gambling market. Our teams are extensively trained in the area of responsible gambling, to assist end user players displaying signs of gambling addiction and guide them in the correct direction to seek assistance. We also, in conjunction with our customers and third-party service partners, provide robust age verification processes to ensure that no minors can access the gambling opportunities provided on our customer’s websites.

Human Capital Resources

We are committed to investing in our employees while nurturing an innovative and vibrant work environment. Our leadership team actively works to attract, develop, and retain talent from a range of backgrounds and experiences in order to benefit from diverse perspectives. The Company and its employees are committed to helping our communities thrive through charity activities throughout the year.

Our Global Workforce

Approximately 74% of our employees at year-end 2020 were located outside the United States. The majority of our employees are working within the operations function, which includes the majority of the technical and product employees. The charts below show our global employee population by region and operational function.

Workforce by Region:
Bulgaria	102
Israel	10
United Kingdom	108
United States	68

Workforce by Function:
Operations	79%
Non-Operations	21%

Workforce by Type of Employment:
Full-Time	84%
Part-Time/Temporary	2%
Contractor	14%

Attracting, developing and retaining a pool of diverse and highly skilled talent is critical to our ability to continue achieving sustainable growth. As we continue to buildout the Human Capital function, learning and development will be created to provide ongoing support and resources to our teams worldwide to ensure that the skills of our employees evolve with our business needs, industry trends, and human capital management best practices. Additionally, the Human Capital function is working on tools and processed to enable increased productivity, peak performance, and career growth.

Diversity & Inclusion

A diverse global workforce and an equality, inclusive, and belonging culture is our commitment to the current and future employees. We are committed to promote diversity and inclusion in all our policies, practices, and actions such as hiring, purchasing, and general business practices. We seek to establish an environment of respect and understanding in the workplace and a culture that values and reflects the diverse components of our employees and the communities in which we operate. We also work to ensure that a welcoming and professional environment is maintained in the workplace for all of our employees.

Workforce by Gender:
Male (75% in 2019)	70%
Female (25% in 2019)	30%

Pay & Benefits

With our recent growth and success, we have moved forward with our updated compensation philosophy to offer market-based, competitive wages and benefits in all markets where we compete for talent. All of our employees were paid above the applicable legal minimum wage at year-end 2020. The pay structure has been changed to be positioned around the market median within each market, with variances based on knowledge, skills, years of experience, and performance. We regularly evaluate pay equity, expanding our review in 2020 to include race/ethnicity in addition to gender, and we make adjustments to compensation where needed.

In addition to base wages, our compensation and benefit programs, which vary by country, include short-term incentives, long-term incentives (e.g., cash and share-based awards), employee savings plans with company match, healthcare and insurance benefits (in the United States), health savings spending accounts with company match (in the United States), generous paid time off, leave options, flexible work arrangements, and employee assistance programs.

Furthermore, we kicked off a wellness program to support our employees through the pandemic. The program included highlighting support for mental wellness, intellectual wellness, physical wellness, and social wellness through activities, blogs, and training. We have created moving challenges to get our employees up and active by walking, running, and/or biking 100 miles in a month. The moving challenges also includes a charity component in that GAN pledges $0.50 per mile to Souls4Soles charity.

Workforce Health & Safety

As the pandemic occurred, we work hard to ensure all our offices were following the strict protocols of local, federal, country-specific, and global requirements. We quickly closed all our offices and moved the entire workforce to work from home for the majority of 2020. The health and safety of our employees is the upmost importance now and in the future. Throughout 2020, we kept our eye on when it was safe to reopen our office spaces. And once reopened, we continued to be diligent in our safety protocols as well as re-closing the offices, when it was no longer safe to stay open.

Employee Engagement

With the majority of 2020 forcing closures and stay at home orders, it was important for us to find ways to engage and support our employees even when we could no longer be together. We know how important an engaged workforce is to the health of the organization as well as our employee population. Engaged employees provides a more innovative, productive, and satisfied workforce and promotes retention while minimizing employee turnover.

Throughout 2020, we conducted global employee engagement surveys to ensure our employees had everything they needed to do their job at home, get the support from their teams and management, and receive the communication and guidance they needed from the company, as well as take care of their own wellbeing and as the wellbeing of those who may be living with them. We received glowing scores from our employees and were able to identify and take action on areas where our employees needed more support and areas noted that were in need of improvement.

While employee engagement is the result of many factors, we believe the changes we have implemented in 2020 and plans for the future will help us grow a more engaged workforce. Our goal is to provide an environment where our employees can be the best versions of themselves and have the support they need to deliver extraordinary results for themselves and our company.

Information about Segment and Geographic Revenue

Our segment and geographic revenue information is described in Note 13 to the Consolidated Financial Statements in Item 8 of this report.

Emerging Growth Company Status

We are an “emerging growth company” as defined in Section 2(a)(19) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). As such, we are eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. We intend to take advantage of all of these exemptions.

In addition, Section 107 of the JOBS Act also provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards, and delay compliance with new or revised accounting standards until those standards are applicable to private companies. We have elected not to take advantage of the benefits of this extended transition period.

We could be an emerging growth company until the last day of the first fiscal year following the fifth anniversary of our first common equity offering, although circumstances could cause us to lose that status earlier if our annual revenues exceed $1.07 billion, if we issue more than $1.0 billion in non-convertible debt in any three-year period, if, at the end of any fiscal year in which the market value of our common stock held by non-affiliates exceeded $700 million as of the end of the second quarter of that fiscal year, or if we become a “large accelerated filer” as defined in Rule 12b-2 under the Exchange Act.

Smaller Reporting Company Status

We also qualify as a “smaller reporting company” under Rule 12b-2 of the Exchange Act, which is defined as a company with a public equity float of less than $250 million. To the extent that we remain a smaller reporting company at such time as we are no longer an emerging growth company, we will still have reduced disclosure requirements for our public filings, some of which are similar to those of an emerging growth company, including not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act and the reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements.

Available information

We make available free of charge (other than an investor’s own Internet access charges) through our Internet website (https://www.investors.gan.com) our Annual Report on Form 10-K and other reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after we electronically file such material with, or furnish it to, the Securities and Exchange Commission (“SEC”). We are not including the information contained on our website as part of or incorporating it by reference into, this Annual Report on Form 10-K. In addition, the SEC maintains an Internet site, sec.gov, that includes filings of and information about issuers that file electronically with the SEC.

PART II

ITEM 7. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of operations together with the Company’s consolidated financial statements and the related notes thereto. Some of the information contained in this discussion and analysis or set forth elsewhere, including information with respect to our plans and strategy for our business, includes forward-looking statements that involve risks and uncertainties. You should review the “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors” sections for a discussion of important factors that could cause actual results to differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis.

Overview

We are an award-winning provider of enterprise software solutions designed to accelerate the casino industry’s digital transformation towards Internet casino gambling and online sports betting.

We began our operations in Europe and have since deployed our solutions in the United States, U.K., Italy, and Australia. However, over the past several years we have had an emphasis on supporting land-based commercial and tribal casinos in the United States with their online sports betting and real money gambling operating in the United States. On May 14, 2018, the Supreme Court of the United Sates overturned the PASPA, which since 1992 had prevented U.S. states, aside from Nevada, Delaware and Oregon, from engaging in the regulation and taxation of sports betting activities at the intrastate level. The ruling paved the way for states to elect individually whether to allow for regulated sports betting and, by extension, real money iGaming within their borders. Between May 14, 2018 and November 20, 2020, 21 U.S. states, the District of Columbia and Puerto Rico enacted laws legalizing some form of retail and/or online sports betting. Four of these states also legalized real money iGaming, joining Nevada and Delaware, which were the only states with full scale online gambling regulations in place prior to May 2018. We are actively targeting expansion into additional states as they adopt regulations around legalized sports betting and real money iGaming.

During the year ended December 31, 2020 our revenues derived from customers in the United States was $29.4 million, increasing by $8.5 million, or 40.7% from our prior year revenues of $20.9 million. These increased revenues, in part, are directly related to the legalization of real money iGaming and sports betting in the United States, with $3.8 million, or 14.8% of our total RMiG revenues coming from expansions during the year into new jurisdictions with our existing customers. We simultaneously launched three operator customers live in the state of Michigan in January 2021, and we anticipate additional states such as Louisiana, Maryland, North Carolina, South Dakota, and Washington will allow for the operation of real money iGaming during 2021, which will further increase our total addressable market in the United States, along with other states that may regulate real money iGaming in the future.

As regulation continues to advance in the United States, we have proven to be well-positioned to capitalize on the expanding group of states regulating real money iGaming within their borders. Our software platform enables our customers to rapidly setup and launch an Internet gaming and/or sports betting business by publishing websites and mobile apps to end user residents in these highly regulated markets, each of which have their own technology requirements driven by state specific regulation. Importantly, our GameSTACK platform, adheres to stringent regulatory mandates, giving our customers peace of mind when deploying RMiG products. In August 2020, we delivered two major client launches only days apart, with Cordish Group’s RMiG website at playlive.com in Pennsylvania launched in just 72 days following the execution of a definitive agreement, underscoring the time-to-market advantage gained by our casino operator customers who use our platform for Internet gambling.

In September 2020, we substantially augmented our SIM deployment by adding a ‘simulated sports betting’ capability, launched on PlayJACK.com for JACK Entertainment, a leading casino operator in Ohio. With real money regulated Internet sports betting anticipated in 2021, this added product experience of sports betting, offered alongside simulated Internet casino gaming, has enabled JACK Entertainment to engage with sports betting enthusiasts online in Ohio substantially in advance of real money Internet sports betting being made available. Simulated sports betting is relevant to all clients of SIM and will be rolled-out to additional clients in 2021 and beyond, as a demonstrable vehicle for acquiring sports betting enthusiast’s online information substantially in advance of regulation of real money Internet sports betting.

We also sell support, development and maintenance services for software and hardware systems. Support and maintenance service agreements consist of fees for providing software updates, when and if available, and for providing technical support for software products for a specified term. Development services typically consist of fees for the initial deployment of the iGaming solution for our customers, as well as development services provided on an ongoing basis for our customers. During the year ended December 31, 2020 we generated $4.2 million in development revenues, of which $0.6 million was from implementations of RMiG and SIM operations for new customers, with future implementations ongoing for existing RMiG customers such as Churchill Downs Incorporated and new SIM customers such as the Seneca Gaming Corporation and Gila River Gaming Enterprises.

At the end of 2018, we entered into a binding agreement to license our strategic U.S. patent to a major U.S. Internet gambling operator and their affiliated land-based U.S. casino group. This patent governs the linkage of on-property reward cards to their counterpart Internet gambling accounts together with bilateral transmission of reward points between the Internet gambling technology system and the land-based casino management system present in all U.S. casino properties. In February 2021, we reached an agreement to license our U.S. patent to a second major U.S. casino operator group and we may license our patent to other major U.S. Internet gambling operators in the future.

On January 1, 2021, we completed the acquisition of all outstanding shares of Vincent Group p.l.c., a Malta public limited company doing business as “Coolbet”, a developer and operator of a legal online sports betting and casino platforms, operates a B2C casino and sports-betting platform that is accessible via its website in eight national markets across Northern Europe (Estonia, Finland, Iceland, Norway and Sweden), Latin America (Chile and Peru) and North America (Canada). We acquired Coolbet to take advantage of Coolbet’s user interface and proprietary technical platform, to quickly integrate and offer a proprietary sportsbook offering to our land-based casino operators in the United States. As a result of the acquisition, we expect our revenue footprint to expand into other international locations and become more diversified as Coolbet’s revenues are primarily derived from countries within northern Europe and South America, with additional revenues in North America (Canada).

May 2020 Completion of U.S. IPO and Reorganization with GAN plc

On May 5, 2020, GAN Limited completed a share exchange and reorganization pursuant to a Scheme of Arrangement whereby the shareholders of the previous parent, GAN plc, agreed to exchange their shares, on a basis of four ordinary shares to one ordinary share, for shares in GAN Limited, plus a pro rata portion of an aggregate £2.0 million or 2.32 pence per share in cash. After the reorganization, GAN plc was renamed GAN (UK) Limited and became a wholly-owned subsidiary of GAN Limited.

On May 7, 2020, GAN Limited completed its U.S. initial public offering under which it sold an aggregate of 7,337,000 ordinary shares at a price per share to the public of $8.50 and raised gross proceeds of $62.4 million (net proceeds of $55.3 million).

December 2020 Follow-on Offering of Ordinary Shares

On December 21, 2020, GAN Limited completed a follow-on public offering under which it sold 6,790,956 of ordinary shares at a price per share of $15.50 and raised gross proceeds of $98,541 million (net proceeds of $98.5 million). The net proceeds from the offering were used to fund the cash portion of the purchase price payable to the Coolbet shareholders pursuant to the Share Exchange Agreement with Coolbet.

January 2021 Acquisition of Coolbet

On January 1, 2021, GAN Limited completed its acquisition of Vincent Group p.l.c., a Malta public limited company (“Coolbet”), in accordance with the terms of the Share Exchange Agreement, dated as of November 15, 2020, between GAN Limited and Coolbet.

At the closing, under the Share Exchange Agreement, GAN Limited acquired all of the outstanding equity in Coolbet in exchange for a purchase price of $218.6 million comprised of a cash payment of $111.6 million, the issuance of 5,260,516 ordinary shares (valued at $106.7 million) and the issuance of replacement equity awards (valued at $0.3 million). The purchase price was calculated on a “cash-free, debt-free” basis, subject to adjustment based on the actual “net cash” position to be established within 120 days following the closing.

Critical Accounting Policies and Estimates

Our consolidated financial statements are prepared in accordance with U.S. GAAP. In connection with preparing our consolidated financial statements, we are required to make assumptions and estimates about future events and apply judgments that affect the reported amounts of assets, liabilities, revenue and expense, and the related disclosures. We base our assumptions, estimates and judgments on historical experience, current trends and other factors that management believes to be relevant at the time we prepare our consolidated financial statements. On a regular basis, management reviews the accounting policies, assumptions, estimates and judgments to ensure that our consolidated financial statements are presented fairly and in accordance with U.S. GAAP. However, because future events and their effects cannot be determined with certainty, actual results could differ materially from our assumptions and estimates.

On an ongoing basis, management evaluates its estimates, including those related to revenue recognition, share-based compensation, capitalization and impairment of internally generated intangible assets, and taxes. We base our estimates and judgments on historical experience and on various other factors that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may materially differ from these estimates under different assumptions or conditions.

For further discussion of accounting policies refer to Note 3 – Summary of Significant Accounting Policies.

Revenue Recognition

Our revenue recognition policies described in Note 3 – Summary of Significant Accounting Policies, require us to make significant judgments and estimates. Accounting Standards Codification (“ASC”) 606 requires that we apply judgments or estimates to determine the performance obligations, the stand-alone selling prices of our performance obligations to customers, allocation of the transaction price, and the timing of transfer of control of the respective performance obligations. The evaluation of each of these criteria considering contract specific facts and circumstances is naturally judgmental, but certain judgments could significantly affect the amount or timing of revenue recognized if we were to reach a different conclusion than we have including:

Performance Obligations. In our commercial arrangements related to enterprise software platform services for B2B iGaming and sportsbook services, our performance obligation is limited to the provision of our software to our customer – the casino operator. The casino operator controls the URL for the online casino, controls its trademarks and branding, controls the gaming content and maintains ownership of the player database and loyalty programs related to players in the online casino. Accordingly, our revenues are the payments that we receive from our customer for those services, including any amounts owed to us as a share of net gaming revenue generated from the customer’s online casino.

Stand-Alone Selling Price and Allocation of Transaction Price. ASC 606 requires that we determine the stand-alone selling price for our goods and services as a basis for allocating the transaction price to the identified distinct performance obligations in our contracts with customers. Because we often bundle the selling price for hardware or services or we may license systems for which the solutions we provide are highly customized and therefore the prices vary, the determination of a stand-alone selling price requires significant judgment.

For performance obligations that involve multiple products or services, we allocate the transaction price to be applied to each performance obligation based on an estimation of the stand-alone selling price. We typically determine the stand-alone selling price based on the amounts that we charge when sold separately in similar circumstances to similar customers. In instances where the stand-alone selling price cannot be determined using an adjusted market assessment approach, we have used other allocation methods in accordance with ASC 606, including a residual approach to allocate a stand-alone selling price to a patent licensing performance obligation in 2019 as, at the time, we had not yet established a price for our patent licensing. This was a significant management estimate, impacting the revenue allocation to each performance obligation and the period in which the revenue was recognized. With respect to our patent licensing revenues in 2019, we concluded that the license of our patent was at a transaction price of $4.0 million, with the remainder of the transaction price outlined in the contract being related to the other performance obligation of platform development services.

Transfer of Control. ASC 606 requires that we recognize revenue when or as control over a performance obligation transfers to a customer. In 2019, we entered into an arrangement for iGaming enterprise software platform services with a commercial partner customer, whereby our performance obligations included the operation of RMiG sites on behalf of such customer. Management has concluded that, under this arrangement, our commercial partner customer controls the relationship with the end-user players and owns the player database and that we act as an agent for this commercial partner customer in providing services to end-user players. As such, in this instance of RMiG enterprise software platform services, we recognize revenue as we earn the revenue from our commercial partner customer rather than the revenues earned by the customer from its end-user players. This is consistent with our principal revenue recognition for B2B iGaming and sportsbook as described above and with our revenue recognition policy as described in the notes to our consolidated financial statements. The arrangement with our commercial partner was subsequently exited and revenues associated with these operations in 2020 were recognized on a principal basis.

Our RMiG and SIM enterprise software platform offerings include iGaming content licensing services. The GameSTACK platform is capable of supporting, and we make available to our customers, both proprietary and third-party licensed gaming content. Our casino operator customers generally control the determination of which gaming content will be offered in their online casinos.

Where a casino operator customer directs us to provide our proprietary gaming content, we act as principal in providing the content licensing services, recording the related revenue as gross. In accordance with ASC 606, where the casino operator customer directs us to procure third party gaming content, we are deemed to be the agent in providing the content licensing services, recording the corresponding revenue net of licensing costs paid to the owners of that content.

We act as principal in a majority of our SIM and Italy-based RMiG content licensing service arrangements and are primarily agent in a majority of our U.S.-based real money iGaming content licensing service arrangements.

Share-Based Compensation

Management measures equity settled share-based awards at fair value at the date of grant and expenses the cost on a straight-line basis over the requisite service period of the entire award, generally defined as the vesting period, along with a corresponding increase in equity. Forfeitures are recorded in the period in which they occur with the impact, if any, recognized in the consolidated statements of operation with a corresponding adjustment to equity.

The fair value of share options is determined using a Black-Scholes model, taking into consideration management’s best estimate of the expected life of the option and the estimated number of shares that will eventually vest. Application of the option-pricing model involves the use of estimates, judgment and assumptions that are highly complex and subjective and are outlined below as they pertain to grants subsequent to our initial public offering.

Expected Term – represents the period of time that awards granted are expected to be outstanding. In determining the expected term of the award, future exercise and forfeiture patterns are estimated from historical employee exercise behavior. These patterns are also affected by the vesting conditions of the award. Changes in the future exercise behavior of employees or in the vesting period of the award could result in a change in the expected term. An increase in the expected term would result in an increase to our expense.

Volatility – a measure of the amount by which the price of our ordinary shares is expected to fluctuate each year during the expected term of the award. Our expected volatility is determined by reference to volatility of certain identified peer groups, share trading information and stock prices on the Nasdaq. The implied volatilities from traded options are impacted by changes in market conditions. An increase in the volatility would result in an increase in our expense.

Expected Dividend Yield – is based on our historical dividend yield, which is zero – as we have not historically paid dividends. If we were to begin paying dividends, the dividend yield would increase and result in a decrease in our expense.

Risk-Free Interest Rate – is based on the U.S. Treasury yield curve in effect at time of grant. As the risk-free interest rate increases, the expected term increases, resulting in an increase in our expense.

Where the Company has decided to cover the social taxes and income taxes related to equity settled share-based awards for the option holders, we recognize a tax expense for the future cash payment as a cash settled share-based compensation expense. At each reporting period, management measures tax liabilities associated with our share-based compensation based on the intrinsic value of the options using our share price at each date of measurement. The impact of the revision of the original estimates, if any, is recognized in profit or loss with a corresponding increase or reduction to the corresponding liability. Where the Company does not cover employee social taxes and income taxes, we recognize employer tax expenses in the period when the respective holder exercises their options.

Capitalization and Impairment of Internally Generated Intangible Assets

Management reviews expenditures, including wages and benefits for employees, incurred on development activities and based on their judgment of the costs incurred assesses whether the expenditure meets the capitalization criteria set out in ASC 350 and the intangible assets accounting policy within the notes to our consolidated financial statements. Management specifically considers if additional expenditure on projects relates to maintenance or new development projects. In addition, the useful life of capitalized development costs is determined by management at the time the software is brought into use and is regularly reviewed for appropriateness. For unique software products we control and develop, the life is based on historical experience with similar products as well as anticipation of future events, which may impact their useful economic life, such as changes in technology.

Management reviews intangible assets at each reporting period to determine potential impairment whenever events or changes in circumstances indicate that the carrying amount of an intangible asset may not be fully recoverable. Recoverability is measured by comparing the carrying amount of the intangible asset with the future undiscounted cash flows the asset is expected to generate. Management must make estimates related to future cash flows and discount rates that reflects current market assessments of the time value of money and the risks specific to the asset for which the estimates of future cash flows have not been adjusted. If such assets are considered impaired, an impairment loss would be measured by comparing the amount by which the carrying value exceeds the fair value of the intangible asset.

Useful Life of Capitalized Development Costs

The useful life of capitalized development costs is determined by management at the time the software is brought into use and is regularly reviewed for appropriateness. For unique software products controlled and developed by us, the life is based on historical experience with similar products as well as anticipation of future events, which may impact their useful economic life, such as changes in technology.

Income Taxes

Deferred tax assets are recognized to the extent that it is probable future taxable profits will be available against which the temporary differences can be utilized. The key area of judgement is our assessment of whether it is probable that there will be sufficient taxable profits against which any deferred tax assets can be utilized. We operate in a number of international tax jurisdictions. Judgement is required in respect of the interpretation of state, federal and international tax law and practices as e-commerce and tax continues to evolve. We file our tax returns and duty calculations and estimate our tax and indirect tax provisions based on current tax rules and practices and our transfer pricing policy, together with advice received from professional advisors and believe that our accruals for tax liabilities are adequate. Further details of our accounting policy in relation to deferred tax assets is discussed in the notes to our consolidated financial statements.

Research and development tax relief is recognized as an asset once there is sufficient evidence that any amount we may claim will be received. A key judgement arises with respect to the likelihood of a claim being successful when a claim has been quantified but has not been received. In making this judgement, we consider the nature of the claim and in particular the track record of success of previous claims.

We are subject to income taxes in numerous jurisdictions and there are transactions for which the ultimate tax determination cannot be assessed with certainty in the ordinary course of business. We recognize a provision for situations that might arise in the foreseeable future based on an assessment of the probabilities as to whether additional taxes will be due. An uncertain tax position is recognized as a benefit only if it is “more likely than not” that the tax position would be sustained in a tax examination, with a tax examination being presumed to occur. The amount recognized is the largest amount of tax benefit that is greater than 50% likely of being realized on examination. For tax positions not meeting the “more likely than not” test, no tax benefit is recorded. Penalties and interest incurred related to underpayment of income tax are classified as income tax expense in the period incurred.

Results of Operations

Year Ended December 31, 2020 Compared to Year Ended December 31, 2019

The following table sets forth our results of operations for the year ended December 31, 2020 and 2019:

	Year Ended December 31,		Change 2019 to 2020
	2020	2019	Amount	%
(in thousands, except percentages)
Revenue
Platform and content fees	$26,208	$20,011	$6,197	31.0%
Development services and other	8,951	9,960	(1,009)	(10.1)%
Total revenue	35,159	29,971	5,188	17.3%
Operating costs and expenses
Cost of platform and content fees(1)	7,787	6,630	1,157	17.5%
Cost of development services and other(1)	2,684	473	2,211	467.4%
Impairment of capitalized software	—	626	(626)	(100.0)%
Sales and marketing	5,046	3,487	1,559	44.7%
Product and technology	11,032	3,413	7,619	223.2%
General and administrative(1)	24,825	8,435	16,390	194.3%
Depreciation and amortization	3,257	4,316	(1,059)	(24.5)%
Total operating costs and expenses	54,631	27,380	27,251	99.5%
Operating income (loss)	(19,472)	2,591	(22,063)	(851.5)%
Interest expense, net	392	13	379	n.m.
Income (loss) before income taxes	(19,864)	2,578	(22,442)	(870.5)%
Income tax expense	353	574	(221)	(38.5)%
Net income (loss)	$(20,217)	$2,004	$(22,221)	n.m.

(1)	Excludes depreciation and amortization.
n.m. = not meaningful

Components of Revenue

	Year Ended December 31,		As a percentage of revenue		Change 2019 to 2020
	2020	2019	2020	2019	Amount	%
(in thousands, except percentages)
RMiG
Revenue
Platform and content fees	$18,030	$15,396	51.2%	51.3%	$2,634	17.1%
Development services and other	7,580	8,832	21.6%	29.5%	(1,252)	(14.2)%
Total RMiG Revenue	25,610	24,228	72.8%	80.8%	1,382	5.7%

SIM
Revenue
Platform and content fees	8,178	4,615	23.3%	15.4%	3,563	77.2%
Development services	1,371	1,128	3.9%	3.8%	243	21.5%
Total SIM revenue	9,549	5,743	27.2%	19.2%	3,806	66.3%
Total revenue	$35,159	$29,971	100.0%	100.0%	$5,188	17.3%

Geographic Information

	Year Ended December 31,		As a percentage of revenue		Change 2019 to 2020
	2020	2019	%	%	Amount	%
(in thousands, except percentages)
United States	$29,351	$20,935	83.5%	69.9%	$8,416	40.2%
Italy	5,191	4,599	14.8%	15.3%	592	12.9%
U.K. and Channel Islands	263	4,359	0.7%	14.5%	(4,096)	(94.0)%
Rest of the world	354	78	1.0%	0.3%	276	353.8%
Total revenue	$35,159	$29,971	100.0%	100.0%	$5,188	17.3%

During the year ended December 31, 2020, with the exception of the U.K. and Channel Islands, revenues increased across each of our geographies when compared to the year ended December 31, 2019.

Revenues derived from customers in the United States increased $8.4 million, or 40.2%, driven primary by the legalization of real money iGaming and sports betting in additional U.S. states and our launch of iGaming solutions for new and existing customers in those jurisdictions.

In the U.K., we saw a decrease in RMiG revenue of $4.1 million. Substantially all of the RMiG revenue we received in the U.K. for 2019 was attributable to the operations of an online gaming website that we operated for WinStar Casino. Effective December 31, 2019, we acquired ownership of the online casino and customer database from WinStar Casino. We entered into a license to continue to operate under the WinStar Casino brand through March 30, 2020, at which time we transitioned the online casino to our proprietary brand and website www.ReelsRoyale.com. Through September 30, 2020, we operated the online casino as a proprietary online casino under our U.K. gaming license without a marketing budget to drive awareness and traffic to the online casino, as we pursued an alternative sponsor or provider of marketing capital. As a sponsor was not identified in the desired timeframe, we determined to wind down the ReelsRoyale site in the U.K. As a result of the changes related to the WinStar Casino and ReelsRoyale site, revenues for the U.K. declined substantially from 2019 levels, totaling $0.3 million in 2020.

Revenues derived from customers in other geographies are primarily comprised of game development revenues for games we were contracted to develop on behalf of our customers, which are now hosted natively on our iGaming platform. These revenues are associated with a certain number of games we delivered during the period, with further game development revenues anticipated under our contractual arrangements to be recognized when the remaining games are delivered.

Following the closing of our acquisition of Coolbet in January 2021, we expect our revenue footprint to expand into other international locations and become more diversified as Coolbet’s revenues are primarily derived from countries within northern Europe and South America, with additional revenues in North America (Canada).

Cost of Revenue

During the year ended December 31, 2020, cost of platform and content fees increased $1.2 million compared to the prior year, primarily attributable to increased royalty expenses of $1.3 million. Cost of development services and other increased by $2.2 million compared to the prior year, driven primarily by increased costs of hardware revenue of $1.6 million.

Operating Expenses

During the year ended December 31, 2020, sales and marketing expenses increased by $1.6 million, or 44.7% compared to the prior year, driven by personnel expenses (including $0.6 million of share-based compensation expense for key personnel during 2020) associated with our marketing and customer service initiatives in line with our customer acquisitions and new jurisdictions served.

During the year ended December 31, 2020, product and technology expenses increased by $7.6 million, or 223.2% compared to the prior year, driven by personnel and related costs (including $3.9 million in share-based compensation expense for key personnel during 2020) as we ramped up our team and invested in our platform to serve our new and existing customers.

During the year ended December 31, 2020, general and administrative expenses increased by $16.4 million, or 194.3% compared to the prior year, primarily attributable to (i) personnel and related costs of increasing from approximately 141 to 241 employees ($6.9 million), (ii) share-based compensation for directors and key personnel ($4.9 million during 2020), and (iii) increased professional services related to capital markets advisory, consulting, accounting advisory, tax advisory and legal expenses incurred in connection with our initial public offering, corporate infrastructure and expansion projects ($5.8 million), (iv) additional compliance requirements as a result of becoming a public company in the United States in May 2020 ($1.3 million), and (v) costs incurred with respect to the acquisition of Coolbet ($1.0 million).

During the year ended December 31, 2020, depreciation and amortization expenses decreased by $1.1 million, or 24.5% compared to the prior year, due to the mix of support versus development activities and prior capitalized assets becoming fully amortized during 2019 and 2020, not fully offset by new capitalized development costs to amortize in the future.

Interest Expense, net

During the year ended December 31, 2020, interest expense, net increased by $0.4 million, driven by financing costs for the loan facility we entered into with related parties in the second quarter of 2020 in connection with the Share Exchange.

Income Tax Expense

Income tax expense decreased by $0.2 million, or 38.5%, from $0.6 million for the year ended December 31, 2019 to $0.4 million for the year ended December 31, 2020. The decrease is primarily the result of a decrease of our accrual in relation to GAN UK’s estimated uncertain tax benefit during the period.

Non-GAAP Financial Measures

Adjusted EBITDA

Adjusted EBITDA is a non-GAAP financial measure that is provided as supplemental disclosure, which is defined as net income (loss) before interest expense, net, income taxes, depreciation and amortization, impairments, share-based compensation expense and related expense, initial public offering related costs and other items which our Board of Directors considers to be infrequent or unusual in nature.

Management uses Adjusted EBITDA to measure its financial performance. Specifically, it uses Adjusted EBITDA (1) as a measure to compare its operating performance from period to period, as it removes the effect of items not directly resulting from core operations and (2) as a means of assessing its core business performance against others in the industry, because it eliminates some of the effects that are generated by differences in capital structure, depreciation, tax effects and unusual and infrequent events. The presentation of Adjusted EBITDA is not intended to be used in isolation or as a substitute for any measure prepared in accordance with U.S. GAAP. Adjusted EBITDA, as defined, may not be comparable to similarly titled measures used by other companies in the industry, and Adjusted EBITDA may exclude financial information that some investors may consider important in evaluating the Company’s performance.

Below is a reconciliation to Adjusted EBITDA from net income (loss) as presented in the consolidated statements of operations for the years specified:

	Year Ended December 31,
	2020	2019
(in thousands, except percentages)
Net income (loss)	$(20,217)	$2,004
Income tax expense	353	574
Interest expense, net	392	13
Depreciation and amortization	3,257	4,316
Share-based compensation and related expense(1)	10,181	367
Initial public offering transaction related	2,831	—
Tax related provisions	939	—
Impairment of capitalized software	—	626
Adjusted EBITDA	$(2,264)	$7,900
Adjusted EBITDA margin %	(6)%	26%

(1)	Includes $6.8 million and $3.4 million in equity-settled and cash-settled expenses , respectively. Refer to Note 8 – Share-based Compensation for further details.

Key Performance Indicators

Our management uses the following key performance indicators (“KPIs”) as indicators of trends and results of the business. These KPIs give our management an indication of the level of engagement between the player and the Company’s platforms. No estimation is necessary in quantifying these KPIs, nor do they represent U.S. GAAP based measurements. These KPIs are subject to various risks such as customer concentration, competition, licensing and regulation, and macroeconomic conditions. Refer to “Item 1A. Risk Factors” for further risks associated with our business which would affect these KPIs.

	Year Ended December 31,		Change 2019 to 2020
	2020	2019	Amount	%
Gross Operating Revenue (in millions)	$545.2	$315.8	$229.4	72.6%
Active Player-Days (in millions)	29.3	24.5	4.8	19.6%
ARPDAU	$18.58	$12.90	$5.68	44.0%

Gross Operator Revenue

The Company defines Gross Operator Revenue as the sum of its corporate customers’ gross revenue from SIM, gross gaming revenue from RMiG, and gross sports win from real money regulated sports betting. Gross Operator Revenue, which is not comparable to financial information presented in conformity with U.S. GAAP, gives management and users an indication of the extent of transactions processed through the Company’s corporate customers’ platforms and allows management to understand the extent of activity that the Company’s platform is processing.

The increase in gross operator revenue for the year ended December 31, 2020, as compared to the year ended December 31, 2019, was primarily attributable to the continued expansion of existing and new U.S. customers and business, coupled with a shift towards RMiG and SIM, which experienced substantial growth since the COVID-19 outbreak began disrupting retail casino operations and the sports betting calendar.

Expansion of existing and new customers in Pennsylvania combined with an annualized impact of our 2019 expansion into New Jersey contributed towards increases in RMiG gross operator revenues, while new customers and optimization of our platform since the COVID-19 outbreak drove growth in SIM gross operator revenues.

Active Player-Days

The Company defines Active Player-Days as unique individuals who log on and wager each day (either wagering with real money or playing with virtual credits used in simulated gaming), aggregated during the respective period. By way of illustrative example: one (1) unique individual logging in and wagering each day in a single calendar year would, in aggregate, represent 365 Active Player-Days. Active Player-Days provides an indicator of consistent and daily interaction that individuals have with the Company’s platforms. Active Player-Days allows management and users to understand not only total users who interact with the platform but gives an idea of the frequency to which users are interacting with the platform, as someone who logs on and wagers multiple days are weighted heavier during the period than the user who only logs on and wagers one day.

The increase in Active Player-Days for the year ended December 31, 2020, as compared to the year ended December 31, 2019, was primarily attributable to the continued expansion of existing and new U.S. customers and business, coupled with a shift towards RMiG and SIM, which experienced substantial growth since the COVID-19 outbreak began disrupting retail casino operations and the sports betting calendar. As those markets further recover from their COVID-induced interruptions, the major boosts seen in RMiG and SIM has started to subside, though record levels of revenue continue to be achieved.

Average Revenue per Daily Active User

The Company defines Average Revenue per Daily Active User (“ARPDAU”) as Gross Operator Revenue divided by the identified number of Active Player-Days. This measure allows management to measure the value per daily user and track user interaction with the platforms, which helps both management and users of our financial statements understand the value per user that is driven by marketing efforts and data analysis obtained from the Company’s platforms.

The increase in ARPDAU in the year ended December 31, 2020, as compared to the year ended December 31, 2019, was primarily the result of higher growth in revenue in our highest-yield U.S. RMiG platform customers, compared to growth in revenue from our simulated iGaming platform. Additionally, the increase in ARPDAU in 2020 versus 2019 was primarily the result of improved marketing efforts which increased the amount of money paid by players. Both Active Player-Days and Gross Operator Revenue expanded during the period, but Gross Operator Revenue expanded quicker than Active Player-Days. Based on expanded data obtained from the platform, we were able to adjust our product offerings to provide more popular and in-demand gaming content driving up the average value per player as the players were more satisfied with the product provided.

Liquidity and Capital Resources

As of December 31, 2020, we had cash of $152.7 million.

As of December 31, 2020, we had an accumulated deficit of $45.8 million, as a result of incurred losses from operations and net operating cash outflows in prior years. We believe cash on hand and cash generated from operations will be sufficient to meet our liquidity needs. Our primary requirements for liquidity and capital are to finance working capital, capital expenditures and general corporate purposes. Our capital expenditure consists primarily of technology development costs, computer equipment, and costs to enter contracts. In the event that we are unable to sustain positive cash flow from operations and/or raise adequate financing, future operations may need to be scaled back by delaying hiring or reducing headcount. Our success will depend in part on our ability to continue to attract new customers, retain existing customers, and market our products and services. There can be no assurance that we will be able to achieve any or all of these success factors.

On January 1, 2021, we acquired Coolbet for a purchase price of $218.6 million comprised of a cash payment of $111.6 million, the issuance of 5,260,516 ordinary shares (valued at $106.7 million) and the issuance of replacement equity awards (valued at $0.3 million). We anticipate a level of increased development costs following the acquisition in order to integrate Coolbet’s sports technology within our B2B offering. Certain of these development costs associated with the integration may qualify for capitalization in accordance with our accounting policies.

Cash Flow Analysis

A summary of our operating, investing and financing activities is shown in the following table:

	Year Ended December 31,		Change 2019 to 2020
	2020	2019	Amount	%
(in thousands, except percentages)
Net cash provided by (used in) operating activities	$(6,348)	$5,588	$(11,936)	(213.6)%
Net cash (used in) investing activities	(5,919)	(2,968)	(2,951)	(99.4)%
Net cash provided by financing activities	154,708	246	154,462	n.m.
Effect of foreign exchange rates on cash	(66)	310	(376)	(121.3)%
Net increase in cash	$142,375	$3,176	$139,199	n.m.

n.m. = not meaningful

Net Cash Provided by (Used in) Operating Activities

Net cash used in operating activities increased $11.9 million, or 213.6%, from a $5.6 million net inflow during the year ended December 31, 2019 to a $6.3 million net outflow for the year ended December 31, 2020. The increase in net cash used in operating activities is the result of an increase in net loss of $22.2 million from $2.0 million net income in 2019 to $20.2 million net loss in 2020, due to increased administrative costs as described above.

Net Cash Used in Investing Activities

Net cash used in investing activities increased $2.9 million, or 99.4%, from a $3.0 million net outflow during the year ended December 31, 2019 to a $5.9 million net outflow for the year ended December 31, 2020. The increase is the result of a $1.6 million increase in capitalized software development costs associated with new customer launches and future launches, a $1.0 million increase in purchases of property and equipment and a $0.3 million increase in the acquisition of licenses to operate in new jurisdictions.

Net Cash Provided by (Used in) Financing Activities

Net cash provided by financing activities increased $154.5 million from a $0.2 million net inflow during the year ended December 31, 2019 to a $154.7 million net inflow for the year ended December 31, 2020. The increase is mainly the result of proceeds from our U.S. initial public offering in May 2020 ($57.4 million), follow-on public offering in December 2020 ($99.4 million) and cash proceeds on the exercise of employee share options ($2.1 million increase compared to the prior period); offset by the payment of offering costs of ($2.0 million) and cash consideration paid to the previous shareholders of GAN plc (£2 million or $2.5 million) pursuant to the May 2020 Scheme of Arrangement.

Capital Resources

We do not currently have any credit facilities or similar capital resources in place. We believe cash on hand and cash generated from operations will be sufficient to meet our liquidity needs. To the extent that we are unable to sustain positive cash flow from operations, we expect to raise additional capital through the sale of debt or equity securities. There are no arrangements in place for any such financing at this time. We cannot provide any assurance as to the availability or terms of any future financing that we may require to support our operations.

Capital Expenditures

We incurred capital expenditures of $5.9 million and $3.0 million for the year ended December 31, 2020 and 2019, respectively. Of these expenditures, purchases related to intangible assets (including licenses to operate in related jurisdictions) represented $0.2 million and $0, respectively, internally developed capitalized software represented $4.4 million and $2.7 million, respectively, and property and equipment (including licenses for internal use software) represented $1.2 million and $0.2 million, respectively, for the year ended December 31, 2020 and 2019.

ITEM 8. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Shareholders and Board of Directors

GAN Limited

Irvine, California

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of GAN Limited (the “Company”) as of December 31, 2020 and 2019, the related consolidated statements of operations, comprehensive income (loss), changes in stockholders equity, and cash flows for each of the two years in the period ended December 31, 2020, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2020 and 2019, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2020, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ BDO LLP

BDO LLP

We have served as the Company’s auditor from 2013 through 2021.

London, United Kingdom

March 31, 2021, except for Note 13, which is August 20, 2021.

GAN Limited

Consolidated Balance Sheets

(in thousands, except share amounts)

	December 31,
	2020	2019
ASSETS
Current assets
Cash	$152,654	$10,279
Accounts and other receivables, net	8,056	5,604
Prepaid expenses	1,912	575
Research and development tax credit receivable	-	1,127
Other current assets	874	1,181
Total current assets	163,496	18,766

Property and equipment, net	1,320	303
Capitalized software development costs, net	6,648	4,784
Operating lease right-of-use assets	577	1,051
Intangible assets, net	468	348
Other assets	737	934
Total assets	$173,246	$26,186

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$4,707	$2,645
Accrued expenses:
Compensation and benefits	4,956	1,402
Royalties	1,984	1,294
Other	1,598	461
Contract liabilities	1,083	3,023
Operating lease liabilities	262	289
Other current liabilities	2,722	1,179
Total current liabilities	17,312	10,293

Operating lease liabilities	313	693
Other noncurrent liabilities	57	55
Total liabilities	17,682	11,041
Commitments and contingencies (Note 17)
Stockholders’ equity
Ordinary shares, $0.01 par value, 100,000,000 shares authorized, 36,635,362 and 21,486,059 shares issued and outstanding at December 31, 2020 and 2019, respectively	365	215
Additional paid-in capital	203,842	40,862
Accumulated deficit	(45,766)	(23,024)
Accumulated other comprehensive loss	(2,877)	(2,908)
Total stockholders’ equity	155,564	15,145
Total liabilities and stockholders’ equity	$173,246	$26,186

The accompanying notes are an integral part of these consolidated financial statements.

GAN Limited

Consolidated Statements of Operations

(in thousands, except share and per share amounts)

	Year Ended December 31,
	2020	2019
Revenue
Platform and content fees	$26,208	$20,011
Development services and other	8,951	9,960
Total revenue	35,159	29,971

Operating costs and expenses
Cost of platform and content fees (1)	7,787	6,630
Cost of development services and other (1)	2,684	473
Impairment of capitalized software	-	626
Sales and marketing	5,046	3,487
Product and technology	11,032	3,413
General and administrative (1)	24,825	8,435
Depreciation and amortization	3,257	4,316
Total operating costs and expenses	54,631	27,380

Operating income (loss)	(19,472)	2,591

Interest expense, net	392	13

Income (loss) before income taxes	(19,864)	2,578
Income tax expense	353	574
Net income (loss)	$(20,217)	$2,004

Income (loss) per share
Basic	$(0.75)	$0.09
Diluted	$(0.75)	$0.09

Weighted average ordinary shares outstanding
Basic	27,006,058	21,367,948
Diluted	27,006,058	23,420,361

(1) Excludes depreciation and amortization

The accompanying notes are an integral part of these consolidated financial statements.

GAN Limited

Consolidated Statements of Comprehensive Income (Loss)

(in thousands)

	Year Ended December 31,
	2020	2019

Net income (loss)	$(20,217)	$2,004
Other comprehensive income (loss)
Foreign currency translation adjustments	31	378
Comprehensive income (loss)	$(20,186)	$2,382

The accompanying notes are an integral part of these consolidated financial statements.

GAN Limited

Consolidated Statements of Changes in Stockholders’ Equity

(in thousands, except share amounts)

					Accumulated
			Additional		Other	Total
	Ordinary Shares		Paid-in	Accumulated	Comprehensive	Stockholders’
	Shares	Amount	Capital	Deficit	Loss	Equity
Balance at January 1, 2019	21,302,550	$213	$40,081	$(25,028)	$(3,286)	$11,980
Net income	-	-	-	2,004	-	2,004
Share-based compensation expense	-	-	451	-	-	451
Issuance of ordinary shares upon exercise of stock options	183,509	2	330	-	-	332
Foreign currency translation adjustments	-	-	-	-	378	378
Balance at December 31, 2019	21,486,059	215	40,862	(23,024)	(2,908)	15,145
Net loss	-	-	-	(20,217)	-	(20,217)
Share-based compensation expense	-	-	6,826	-	-	6,826
Issuance of restricted stock awards	93,680	-	-	-	-	-
Proceeds from issuance of shares in initial public offering, net of issuance costs of $7,075 (Note 7)	7,337,000	73	55,216	-	-	55,289
Proceeds from issuance of shares in follow-on offering, net of issuances costs of $6,719 (Note 7)	6,790,956	68	98,473	-	-	98,541
Cash consideration paid to GAN plc shareholders (Note 7)	-	-	-	(2,525)	-	(2,525)
Issuance of ordinary shares upon exercise of stock options	927,667	9	2,465	-	-	2,474
Foreign currency translation adjustments	-	-	-	-	31	31
Balance at December 31, 2020	36,635,362	$365	$203,842	$(45,766)	$(2,877)	$155,564

The accompanying notes are an integral part of these consolidated financial statements.

GAN Limited

Consolidated Statements of Cash Flows

(in thousands)

	Year Ended December 31,
	2020	2019
Cash Flows From Operating Activities
Net income (loss)	$(20,217)	$2,004
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Amortization of software and intangible assets	2,857	4,096
Depreciation on property and equipment and finance lease right-of-use assets	360	211
Share-based compensation expense	6,826	367
Impairment of capitalized software	-	626
Other	92	433
Changes in operating assets and liabilities:
Accounts and other receivables	(2,193)	(1,683)
Prepaid expenses and other current assets	(931)	(117)
Other assets	1,108	(822)
Accounts payable	1,941	(1,382)
Accrued expenses	4,410	1,010
Contract liabilities	(1,908)	1,458
Other liabilities	1,307	(613)
Net cash provided by (used in) operating activities	(6,348)	5,588

Cash Flows From Investing Activities
Expenditures for capitalized software development costs	(4,388)	(2,739)
Purchase of intangible assets	(262)	-
Purchases of property and equipment	(1,269)	(229)
Net cash used in investing activities	(5,919)	(2,968)

Cash Flows From Financing Activities
Proceeds received from issuance of ordinary shares in initial public offering, net of issuance costs	57,445	-
Proceeds received from issuance of ordinary shares in follow-on offering, net of issuance costs	99,442	-
Payments of offering costs	(1,974)	-
Proceeds from exercise of stock options	2,474	332
Cash consideration paid to GAN plc shareholders	(2,525)	-
Principal payments on finance leases	(154)	(86)
Net cash provided by financing activities	154,708	246

Effect of foreign exchange rates on cash	(66)	310

Net increase in cash	142,375	3,176
Cash, beginning of year	10,279	7,103
Cash, end of year	$152,654	$10,279

Supplemental cash flow information
Cash paid for:
Interest	$395	$28
Income taxes	$1,131	$412

The accompanying notes are an integral part of these consolidated financial statements.

GAN Limited

Notes to the Consolidated Financial Statements

(in thousands, except share and per share amounts)

Note 1. Nature of Operations

GAN Limited (the “Parent”) is an exempted company limited by shares, incorporated and registered in Bermuda. GAN plc, the previous parent, began its operations in the United Kingdom (“U.K.”) in 2002 and listed its ordinary shares on the AIM, the London Stock Exchange’s market for smaller companies, in 2013. In May 2020, pursuant to a statutory Scheme of Arrangement under Part 26 of U.K Companies Act of 2006 (“Scheme of Arrangement”) approved by the shareholders of GAN plc, as further discussed below, the shareholders of GAN plc exchanged their shares in GAN plc for shares in the Parent plus cash consideration thereby, migrating the jurisdiction of organization from the U.K. to Bermuda. Thereafter, GAN Limited became the parent company of GAN plc. GAN plc was renamed GAN (UK) Limited (“GAN UK”).

On May 7, 2020, the Company completed its U.S. initial public offering whereby 7,337,000 ordinary shares were issued and sold at a public offering price of $8.50 per share. The Company received net proceeds of $55,289 after deducting the underwriters’ discounts and commissions of $4,920 and other offering expenses of $2,155.

GAN Limited and its subsidiaries (collectively the “Company”) is a leading business-to-business (“B2B”) supplier of Internet gambling Software-as-a-Service (“SaaS”) solutions predominately to the U.S. land-based casino industry. The Company has developed a proprietary Internet gambling enterprise software system, GameSTACK™ (“GameSTACK”), which it licenses to land-based casino operators as a turnkey technology solution for regulated real money Internet gambling (“RMiG”), Internet sports gaming, and virtual simulated gaming (“SIM”).

Note 2. Basis of Presentation

The consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”).

On May 5, 2020, GAN Limited completed a share exchange and reorganization pursuant to a Scheme of Arrangement, whereby the shareholders of GAN plc agreed to exchange their shares, on a basis of four ordinary shares to one ordinary share, for shares of GAN Limited, plus a pro rata portion of an aggregate $2,525 (£2,004 or 2.32 pence per share) (“Share Exchange”) in cash. Immediately subsequent to the Share Exchange, the shareholders of GAN Limited held the same economic interest as they had in GAN plc prior to the Share Exchange. Holders of share options in GAN plc also received reciprocal share options as applicable, in GAN Limited. After the reorganization, GAN plc became a wholly-owned subsidiary of GAN Limited.

The consolidated financial statements have been prepared as if GAN Limited had been the parent entity throughout the periods presented. The consolidated financial statements for the periods prior to the share exchange and reorganization reflect the historical operations of GAN plc. Additionally, all share and per share amounts prior to the date of the share exchange and reorganization in these consolidated financial statements have been retroactively adjusted to give effect to the Share Exchange.

GAN Limited

Notes to the Consolidated Financial Statements

(in thousands, except share and per share amounts)

Note 3. Summary of Significant Accounting Policies

Use of Estimates

The preparation of the consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Due to the inherent uncertainty involved in making estimates, actual results reported in the future periods may be based upon amounts that could differ from those estimates.

Principles of Consolidation

The consolidated financial statements include the results of the Parent and its wholly-owned subsidiaries. All intercompany accounts and transactions have been eliminated in consolidation.

Foreign Currency Translation and Transactions

The Company’s foreign subsidiaries use their local currencies as their functional currencies. The assets and liabilities of foreign subsidiaries that use the local currency as their functional currency are translated to U.S. Dollars based on the current exchange rate prevailing at each reporting period. Revenue and expenses are translated into U.S. Dollars using the average exchange rates prevailing for each period presented. Translation adjustments that arise from translating a foreign subsidiary’s financial statements from their functional currency to U.S. Dollars are reported as a separate component of accumulated other comprehensive loss in stockholders’ equity.

Gains and losses arising from transactions denominated in a currency other than the functional currency are included in general and administrative expense in the consolidated statements of operations as incurred. Foreign currency transaction and remeasurement gains and losses were a net gain of $207 and net loss of $414 for the year ended December 31, 2020 and 2019, respectively.

Risks and Uncertainties – COVID-19

The coronavirus disease 2019 (“COVID-19”) pandemic, which was declared a national emergency in the United States in March 2020, continues to create extensive disruptions to the United States and global economic conditions and financial markets and to businesses and the lives of individuals throughout the world. Federal and state governments have taken, and continue to take, unprecedented actions to contain the spread of the disease, including quarantines, travel bans, shelter-in-place orders, closures of businesses and schools, fiscal stimulus, and legislation designed to deliver monetary aid and other relief for businesses and individuals impacted by the pandemic.

Although the Company’s business has proven resilient during the pandemic (for example, with closures of land-based casinos shifting increased revenue to the Company’s online iGaming offerings), it is uncertain whether this trend will continue, as the economic disruption and uncertainty caused by COVID-19 may cause a general decline in iGaming and gambling in general over time and therefore, the impact of COVID-19 on the Company’s business is ongoing. The cancellation of certain sporting events has reduced sports betting transactions and it is uncertain when the number of live sporting events will return to pre-pandemic levels. Any of these consequences may adversely impact player activity on the Company’s platforms, which would negatively impact the business. As part of the preparation of these consolidated financial statements, the Company has considered the impact of COVID-19 on the accounting policies and judgments and estimates.

GAN Limited

Notes to the Consolidated Financial Statements

(in thousands, except share and per share amounts)

Management and the Board of Directors are monitoring the impacts of COVID-19 on the Company’s operations and have not identified any major operational challenges through the date of issuance of these consolidated financial statements. The Company has not experienced significant impacts to its liquidity to date. COVID-19 impacts the Company’s ability to access capital to the extent it effects the U.S capital markets. The Company has assessed the extent to which the COVID-19 impacts events after the reporting date and have not identified additional items to disclose as a result. Currently, significant uncertainties exist concerning the magnitude of impact and duration of the COVID-19 pandemic.

Revenue Recognition

Platform and Content Fees

The Company’s revenues are generated primarily from its Internet gambling SaaS cloud-based platform, GameSTACK, that its customers use to provide real money and simulated Internet gaming, and online sports betting. The Company enters into service agreements with its customers, that generally range from 3 to 5 years, and includes renewal provisions, under which it charges fees based on a percentage of the operator’s gross or net gaming revenue or net sports win at the time of settlement of an event for real money gaming or at the time of purchase for in-game virtual credit for simulated gaming. Further, the Company generates revenues from the licensing of proprietary and third-party branded games (collectively “content licensing services”) hosted on the platform.

In certain service agreements with SIM customers, the Company receives the fees for in-game virtual credit purchases made by end-user players and remits payment to the SIM casino operator (customer) for their share of the SIM revenues generated from the Company’s platform. At December 31, 2020 and 2019, the Company has recorded a liability of $2,520 and $561, respectively, for its customers’ share of the fees within other current liabilities in the consolidated balance sheets.

The Company’s promise to provide the software-as-a service cloud-based platform and content licensing services on the hosted software is a single performance obligation. This performance obligation is recognized over time, as the Company provides services to its customer in its delivery of services to the player end user. The Company’s customers simultaneously receive and consume the benefits provided by the Company as it delivers services to its customers. The transaction price is considered variable consideration and is generally due thirty days from the date of invoice.

The Company’s RMiG and SIM enterprise software platform offerings include iGaming content licensing services. The GameSTACK platform is capable of supporting, and is available to the customer, for both proprietary and third-party licensed gaming content. The customer, in this case the casino operator, generally controls the determination of which gaming content will be offered in their online casinos.

A customer can utilize the Company’s proprietary or licensed gaming content, or a customer can direct the Company to procure third-party gaming content on its behalf. The Company has determined it acts as the principal for providing the content licensing services when the Company controls the gaming content, and therefore presents the revenue on a gross basis in the consolidated statements of operations. When the customer directs the Company to procure third-party gaming content, the Company determined it is deemed an agent for providing the content licensing services, and therefore, records the revenue, net of licensing costs paid to the suppliers of that gaming content, in the consolidated statements of operations.

GAN Limited

Notes to the Consolidated Financial Statements

(in thousands, except share and per share amounts)

Development Services

Gaming Development Services

Revenue is generated from fees for development of games for use on its RMiG and SIM platforms. The development revenue is recognized at the point in time when control of the game is transferred, typically the earlier of the customer’s acceptance or upon receipt of the certification of the game.

Platform Development Services

Platform development services consist of fees charged for initial deployment of iGaming solutions, as well as ongoing development services to provide updates to the software for enhanced functionality or customization. Development services fees for the initial deployments of the iGaming solutions are typically charged at a fixed fee. Ongoing platform development services are typically billed monthly, at a daily rate, for services performed. Revenue from platform development services is recognized over time as the Company performs the services. For development services charged at a daily rate, revenue is measured using an input method based on effort expended, which uses direct labor hours incurred. As the performance obligations in these instances relate to the provision of development services over time, this method best reflects the transfer of control as the Company performs. In contracts that require a portion of the consideration to be received in advance, at the commencement of the contract, such advance payment is initially recorded as a contract liability.

Computer Hardware Sales

The Company resells third-party hardware, such as computing servers and other technical devices, upon which the GameSTACK software platform is installed for its customers. These products are not required to be purchased in order to access the GameSTACK platform but are sold as a convenience to the customer. Revenue is recognized at the point in time when control of the hardware transfers to the customer. Control is transferred after the hardware has been procured, delivered, installed at the client’s premises and configured to allow for remote access.

The Company has determined that it is acting as the principal in these transactions as it takes responsibility for procuring, delivering, installing and configuring the hardware at the customer’s location and takes control of the hardware. Revenue is presented at the gross amount of consideration to which it is entitled from the customer in exchange for the hardware in development services and other revenue in the consolidated statements of operations.

Patent Licensing Revenue

The Company generates revenue from time to time from the licensing of its U.S. patent, which governs the linkage of on-property reward cards to their counterpart Internet gambling accounts together with bilateral transmission of reward points between the Internet gambling technology system and the land-based casino management system present in all U.S casino properties. The nature of the promise in transferring the license is to provide a right to use the patent as it exists. The Company does not have to undertake activities to change the functionality of the patent during the license period and the license has significant stand-alone functionality. Therefore, the Company recognizes the revenue from the license of the patent, at the point in time when control of the license is transferred to the customer. Control is determined to transfer at the point in time the customer is able to use and benefit from the license.

GAN Limited

Notes to the Consolidated Financial Statements

(in thousands, except share and per share amounts)

In 2019, the Company licensed its U.S. patent to a major U.S. Internet gambling operator and their affiliated land-based U.S. casino group. In this case, the license granted the operator the right to use the patent as it exists at the time the license was granted. Accordingly, revenue from the license of the patent was recognized at the point in time that control of the license was transferred to the customer. In 2019, patent licensing revenue totaled $4,000 and is recorded in development services and other revenue in the consolidated statements of operations.

Contracts with Multiple Performance Obligations

For customer contracts that have more than one performance obligation, the transaction price is allocated to the performance obligations in an amount that depicts the relative stand-alone selling prices of each performance obligation. Judgment is required in determining the stand-alone selling price for each performance obligation. In determining the allocation of the transaction price, an entity is required to maximize the use of observable inputs. When the stand-alone selling price of a good or service is not directly observable, an entity is required to estimate the stand-alone selling price. When a customer contract, includes platform and content services, and development services, the variable consideration for platform and content services of the transaction price is allocated entirely to the performance obligation for platform and content services.

In situations when the stand-alone selling price is not directly observable and is either highly variable or uncertain, the transaction price is allocated to the performance obligation based on the residual approach. During the year ended December 31, 2019, the Company used the residual approach for a customer contract that included a license of a patent and, platform and content services. The Company allocated the variable consideration for platform and content services of the transaction price entirely to the performance obligation for platform and content services with the remainder of the transaction price allocated to the performance obligation for the patent license.

Sales and Marketing

Marketing costs include user acquisition expenses to attract new players to the Company’s B2C operated online casino. Sales and marketing expenses are expensed as incurred.

Royalty Expenses

Royalty expenses are paid to third parties for gaming content which are expensed as incurred. Royalty expenses are calculated in accordance with agreements on a monthly basis and are based on net online gaming revenues.

Share-based Compensation

Share-based compensation cost is recognized for equity-settled stock options and restricted stock awards issued to employees and non-employee members of the Company’s Board of Directors based on the fair value of these awards on the date of grant. The fair value of the stock options is estimated using a Black-Scholes option pricing model and the fair value of the restricted stock awards is based on the market price of the Company’s stock at the date of grant.

Share-based compensation cost is recorded over the requisite service period, generally defined as the vesting period. For awards with graded vesting and only service conditions, compensation cost is recorded on a straight-line basis over the requisite service period of the entire award. Forfeitures are recorded in the period in which they occur.

GAN Limited

Notes to the Consolidated Financial Statements

(in thousands, except share and per share amounts)

Income (Loss) Per Share, Basic and Diluted

Basic income (loss) per share is calculated by dividing the net income (loss) by the weighted average number of ordinary shares outstanding during the year. In periods of income, diluted income per share is calculated by dividing the net income by the weighted average number of ordinary shares outstanding during the year plus the assumed conversion of all dilutive potential ordinary shares. In periods of loss, basic and diluted per share information is the same.

Accounts and Other Receivables, net

Accounts and other receivables, net consisted of the following:

	December 31,
	2020	2019
Accounts receivables, net of allowance for doubtful accounts of $100 and $103, respectively	$6,818	$4,984
Other receivables	1,238	620
Total	$8,056	$5,604

Accounts receivable are stated at invoiced amounts and are unsecured, non-interest bearing and generally have 30-day payment terms. Other receivables at December 31, 2020 includes VAT recoverable of $510 and income tax receivable of $665. Other receivables at December 31, 2019 includes VAT recoverable of $98 and income tax receivable of $354.

The Company maintains an allowance for doubtful accounts that reduces receivables to amounts expected to be collected. Management estimates the allowance for doubtful accounts by assessing the probability of non-payment of the receivable. This probability is then multiplied by the amount of the expected loss arising from default to determine the lifetime expected credit loss for the account receivable. Balances are reviewed for collectability on an individual basis as well as by reference to the extent that they become overdue. The Company considers factors such as delinquency in payment, financial difficulties, payment history of the debtor as well as certain forward-looking macroeconomic indicators in the countries in which the Company and its customers operate, including inflation, gross domestic product and unemployment, as well as the outbreak of COVID-19. On confirmation that the account receivable will not be collected, the gross carrying value of the asset is written off against the related allowance for doubtful accounts. The provision for credit losses on accounts receivable is recorded in general and administrative expenses in the consolidated statements of operations. The Company adopted Accounting Standards Update (“ASU”) No. 2016-13, Financial Instruments-Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments, on January 1, 2019. The impact of the new accounting standard was not significant.

GAN Limited

Notes to the Consolidated Financial Statements

(in thousands, except share and per share amounts)

The activity in the allowance for doubtful accounts was as follows:

	Year Ended December 31,
	2020	2019
Beginning balance	$103	$111
Provision for expected credit losses	(3)	424
Write-offs, net of recoveries	-	(432)
Ending balance	$100	$103

Inventory

The Company purchases hardware to sell to their customers to support the platform developed. Inventory is stated at the lower of cost or net realizable value, using the first-in, first out (“FIFO”) method. Inventory was $276 and $883 at December 31, 2020 and 2019, respectively, and is included in other current assets in the consolidated balance sheets.

Property and Equipment, net

Property and equipment are stated at cost less accumulated depreciation. Depreciation is generally computed on a straight-line basis over the estimated useful lives of the assets. Maintenance and repairs are charged to expense in the period they are incurred. When items of property or equipment are sold or retired, the related cost and accumulated depreciation are removed from the accounts, and any gain or loss is included in the statement of operations.

Capitalized Software Development Costs, net

The Company capitalizes certain development costs related to its software platform during the application development stage. Costs associated with preliminary project activities, training, maintenance and all other post implementation stage activities are expensed as incurred. Software development costs are capitalized when application development begins, it is probable that the project will be completed, and the software will be used as intended. The Company capitalizes certain costs related to specific upgrades and enhancements when it is probable that expenditures will result in additional functionality of the platform to its customers. The capitalization policy provides for the capitalization of certain payroll and payroll related costs for employees who spent time directly associated with development and enhancements of the software platform.

Capitalized software development costs are amortized on a straight-line basis over their estimated useful lives, which is generally three years and are included within depreciation and amortization in the consolidated statements of operations.

GAN Limited

Notes to the Consolidated Financial Statements

(in thousands, except share and per share amounts)

Valuation of Long-lived Assets

Long-lived assets, such as property and equipment, and capitalized software development costs are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If circumstances require a long-lived asset or asset group to be tested for possible impairment, the Company compares the undiscounted cash flows expected to be generated by that asset or asset group to their carrying amount. If the carrying amount of the long-lived asset or asset group are not recoverable on an undiscounted cash flow basis, an impairment charge is recognized to the extent that the carrying amount exceeds fair value. Fair values of long-lived assets are determined through various techniques, such as applying probability weighted, expected present value calculations to the estimated future cash flows using assumptions a market participant would utilize, or through the use of a third-party independent appraiser or valuation specialist. Refer to Note 5 – Capitalized Software Development Costs for a discussion of the 2019 impairment charge.

Deferred Offering Costs

Deferred offering costs, consisting primarily of legal, accounting and other direct and incremental fees and costs related to the Company’s public offerings, are deferred in the period in which an offering is deemed probable. The costs are offset against such proceeds received from the offerings (refer to Note 7 – Stockholders’ Equity). All costs incurred until such event are expensed as incurred and are included in general and administrative expenses. Other indirect and non-incremental costs incurred in connection with such offerings were expensed as incurred and included in general and administrative expenses in the consolidated statements of operations.

Business Combinations

Business combinations are accounted for using the acquisition method at the acquisition date, which is the date on which control is transferred to the Company. The cost of an acquisition is measured as the aggregate of the consideration transferred, measured at acquisition date fair value. Identifiable assets acquired, liabilities assumed, and any noncontrolling interest in the acquiree is recognized at their acquisition-date fair values at the acquisition date. The excess of the consideration transferred over the fair value of the net identifiable assets acquired is recorded as goodwill. Acquisition-related costs are expensed as incurred within general and administrative expenses.

Legal Contingencies and Litigation Accruals

On a quarterly basis, the Company assess potential losses in relation to pending or threatened legal matters. If a loss is considered probable and the amount can be reasonably estimated, the Company recognizes an expense for the estimated loss. Estimates of any such loss are subjective in nature and require the evaluation of numerous facts and assumptions as to future events, including the application of legal precedent which may be conflicting. To the extent these estimates are more or less than the actual liability resulting from the resolution of these matters, the Company’s financial results will increase or decrease accordingly.

GAN Limited

Notes to the Consolidated Financial Statements

(in thousands, except share and per share amounts)

Income Taxes

The Company is subject to income taxes in the United States, U.K., Bulgaria and Israel. The Company records an income tax expense (benefit) for the anticipate tax consequences of the reported results of operations using the asset and liability method. Under this method, deferred income tax assets and liabilities are recognized for the expected future tax consequences of temporary differences between the financial reporting and tax bases of assets and liabilities, as well as for loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using the tax rates that are expected to apply to taxable income for the years in which those tax assets and liabilities are expected to be realized or settled. The effect on deferred income tax of a change in tax rates are recorded in the period of the enactment. Deferred tax assets are reduced, through a valuation allowance, if necessary, by the amount of such benefits that are not expected to be realized based on current available evidence. In evaluating the Company’s ability to recover deferred tax assets in the jurisdiction from which they arise, all available positive and negative evidence is considered, including results of recent operations, scheduled reversals of deferred tax liabilities, projected future taxable income, and tax-planning strategies. The Company records a valuation allowance to reduce its deferred tax assets to the net amount that it believes is more likely than not to be realized.

The Company recognizes tax benefits from uncertain tax positions only if management believes that it is more likely than not that the tax position will be sustained on examination by the taxing authorities based on the technical merits of the position. Although the Company believes that it has adequately provided for uncertain tax positions, no assurance can be given that the final tax outcome of these matters will not be materially different. Adjustments are made when facts and circumstances change, such as the closing of a tax audit or the refinement of an estimate. To the extent that the final tax outcome of these matters is different than the amounts recorded, such differences will affect the provision for income taxes in the period in which such determination is made and could have a material impact on the Company’s financial condition and operating results. The Company recognizes penalties and interest related to income tax matters in income tax expense.

The Company benefits from the U.K. research and development small or medium-sized tax credit regime and is able to surrender some of its trading losses that arise from its research and development activities for a cash rebate of up to 33.35% of eligible research and development expenditure. Research and development taxation relief is recognized once management considers it probable that any amount claimable will be received.

Note 4. Property and Equipment, net

Property and equipment, net at December 31, 2020 and 2019 consisted of the following:

	Estimated	December 31,
	Useful Life	2020	2019
Fixtures, fittings and equipment	3-5 years	$1,294	$731
Platform hardware	5 years	1,517	771
Total property and equipment, cost		2,811	1,502
Less: accumulated depreciation		(1,491)	(1,199)
Total		$1,320	$303

Depreciation expense related to property and equipment was $278 and $126 for the year ended December 31, 2020 and 2019, respectively.

Note 5. Capitalized Software Development Costs, net

Capitalized software development costs, net at December 31, 2020 and 2019 consisted of the following:

	December 31,
	2020	2019
Capitalized software development costs	$26,507	$22,724
Development in progress	2,641	1,048
Total capitalized software development, cost	29,148	23,772
Less: accumulated amortization	(22,500)	(18,988)
Total	$6,648	$4,784

At December 31, 2020, development in progress primarily represents costs associated with new content and enhancements to the software platform, as well as development projects related to new U.S. states which have regulated iGaming that are expected to be fully placed in service by the end of 2021.

The Company recorded an impairment charge of $626 during the year ended December 31, 2019 which related to capitalized software costs for certain business-to-consumer technology that was being developed to provide online gaming for a particular customer and became impaired as a result of the termination of the customer contract, effective December 31, 2019.

Amortization expense related to capitalized software development costs was $2,729 and $3,893 for the year ended December 31, 2020 and 2019, respectively.

GAN Limited

Notes to the Consolidated Financial Statements

(in thousands, except share and per share amounts)

Note 6. Intangible Assets

Definite-lived intangible assets, net consisted of the following:

	Weighted	December 31, 2020
	Average Amortization Period	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Tradenames and trademarks	3.0 years	$343	$(343)	$—
Licenses	5.3 years	1,366	(898)	468
		$1,709	$(1,241)	$468

	Weighted	December 31, 2019
	Average Amortization Period	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Tradenames and trademarks	3.0 years	$333	$(333)	$—
Licenses	5.3 years	1,089	(741)	348
		$1,422	$(1,074)	$348

Amortization expense of definite-lived intangible assets was $128 and $203 for the year ended December 31, 2020 and 2019, respectively. Estimated amortization expense for the next five years is as follows: 2021: $138; 2022: $118; 2023: $98; 2024: $64; 2025: $50.

Note 7. Stockholders’ Equity

Incorporation of GAN Limited and Share Exchange

GAN Limited was incorporated in Bermuda on December 13, 2019. On December 18, 2019, GAN Limited issued and sold 10,000 ordinary shares to the chief executive officer of the Parent for consideration of $100, which shares were repurchased for the same price upon the completion of the Share Exchange as discussed below.

As previously discussed in Note 1 - Nature of Operations and Note 2 - Basis of Presentation, each shareholder of GAN plc, agreed to exchange four ordinary shares for issuance of one ordinary share of the Parent plus a pro rata portion of an aggregate $2,525 (£2,004 or 2.32 pence per share) in cash. Immediately subsequent to the Share Exchange, GAN Limited shareholders held the same economic interest as they had in GAN plc prior to the Share Exchange. Holders of share options in GAN plc also received reciprocal share options, as applicable, in GAN Limited. Refer to Note 8 – Share-based Compensation.

Also, in connection with the Share Exchange, the Board of Directors adopted a bonus program, providing for additional fees to all directors, in their capacities as such, upon the successful completion of the Share Exchange and an U.S. initial public offering. The directors had the option to receive all or any portion of their awards in restricted stock or cash. The total award was paid in cash in 2020, which totaled $608.

The ordinary share capital and additional paid-in capital accounts have been retrospectively adjusted to give effect to the Share Exchange and the remaining equity accounts reflect the historical activity of GAN plc prior to the Share Exchange. The cash disbursed as part of the Share Exchange was accounted for as a dividend since the amounts paid to each shareholder were made to them in their capacity of equity holders and in proportion of their respective interests.

GAN Limited

Notes to the Consolidated Financial Statements

(in thousands, except share and per share amounts)

Ordinary Shares

GAN Limited’s authorized share capital consists of 100 million ordinary shares, par value $0.01 per share. Holders of ordinary shares are entitled to one vote per share on all matters submitted to a vote of holders of ordinary shares. In addition, the ordinary shares have no right to redemption, conversion or sinking fund rights. Each ordinary share is entitled to dividends if, as and when dividends are declared by the Board of Directors and subject to a resolution of members, subject to the rights of any other class of shares (if any) and to the provisions of the Bermuda Companies Act. In the event of liquidation, dissolution or winding up, the holders of ordinary shares are entitled to share equally and ratably in the assets, if any, remaining after the payment of debt and liabilities.

On December 21, 2020, GAN Limited issued and sold 6,790,956 of ordinary shares in a follow-on public offering. The public offering price per share was $15.50 per share. The Company received proceeds of $98,541 from the offering, after deducting the underwriters’ discounts and commissions of $5,818 and other offering expenses of $901. The follow-on offering also included the sale of 383,500 ordinary shares by the selling stockholders, giving effect to the exercise of 163,500 options to purchase ordinary shares. The Company did not receive any proceeds from the sale of ordinary shares by the selling stockholders other than the $214 in proceeds from the exercise of stock options.

During 2020, the Company issued an aggregate of 927,667 ordinary shares for the exercise of stock options for gross proceeds of $2,474.

During 2019, the Company issued an aggregate of 183,509 ordinary shares for the exercise of stock options for gross proceeds of $332.

Note 8. Share-based Compensation

Prior to the Share Exchange, as discussed in Note 7 – Stockholders’ Equity, the following GAN UK options were outstanding (“GAN UK Options”): 2,560,279 stock options pursuant to the 2017 GAN plc Share Option Plan; 19,750 stock options pursuant to the 2013 GAN plc Share Option Plan; and 292,500 stock options pursuant to the 2019 GAN plc Share Option Plan. As part of the Share Exchange, all outstanding GAN UK Options in GAN plc were exchanged for stock options under the GAN Limited 2020 Equity Incentive Plan (“2020 Plan”). However, for GAN UK Options that had been granted under the UK Enterprise Management Incentive regime (“EMI Options”), in order to preserve the U.K. specific tax advantages for those options, option holders could choose to retain the previously applicable vesting schedule. Due to an administrative error, some of these option grants were not properly registered with the U.K. tax authority. The Company has decided to cover the social taxes and income taxes related to these awards for the option holders. The Company is accounting for the required cash payment as a cash-settled share-based compensation transaction. During the year ended December 31, 2020, the Company recognized related cash-settled expenses of $2,534 within its consolidated statements of operations. The related liability for the future cash payment related to employee and employer taxes on outstanding unexercised EMI Options of $826 at December 31, 2020 was recognized within accrued compensation and benefits. Excluding these EMI Options, the Company records the liability for employer tax expenses in the period when the respective holder exercises their options. The total employer tax expense recognized on exercises during the year ended December 31, 2020 was $830.

GAN Limited

Notes to the Consolidated Financial Statements

(in thousands, except share and per share amounts)

The holders of outstanding GAN UK Options, except the EMI Options, received stock options on the same exchange ratio as the exchange of ordinary shares disclosed in Note 7 – Stockholders’ Equity. To ensure the aggregate market value of the Company’s ordinary shares subject to the stock options immediately following the exchange was materially the same as the aggregate market value of the ordinary shares subject to the GAN UK Options immediately prior to the exchange, the exercise price for each Company’s ordinary share was established to be four times the exercise price that would otherwise have been payable for each GAN plc ordinary share. Then, the stock options issued were accelerated and became fully vested upon completion of the Share Exchange. In all other respects, the terms of the exchanged stock options remained the same as the terms of GAN UK Options subject to the exchange. The Company has discontinued issuing awards under the previous GAN plc plans.

Stock Options

In connection with the Share Exchange, the Board of Directors established the 2020 Plan in April 2020, which has been approved by the shareholders. On July 2, 2020, the 2020 Plan was amended to clarify the definition of fair market value as applied therein. The 2020 Plan provides for the grant of up to 4,400,000 shares then increases through 2029, by the lesser of 4% of the previous year’s total outstanding shares on December 31st or as determined by the Board of Directors, for ordinary shares, incentive stock options, nonqualified stock options, stock appreciation rights, restricted stock grants, stock units, and other equity awards for issuance to employees, consultant or non-employee directors. The share-based awards are issued at no less than fair market value of an ordinary share on the date of grant. All stock option awards have a maximum term of ten years and generally vest 25% after one year and then monthly over the next 36 months thereafter. At December 31, 2020, there are 3,223,120 shares remaining available for future issuance under the 2020 Plan.

After the Company’s initial public offering in May 2020, the Board of Directors approved the issuance of options to purchase 1,008,200 ordinary shares to employees under the 2020 Plan.

Activity in the stock options outstanding and related information for the year ended December 31, 2020 and 2019 is as follows:

	Number of Shares	Weighted Average Exercise Price	Weighted Average Contractual Term	Aggregate Intrinsic Value
Outstanding at January 1, 2019	1,707,153	$1.76
Granted	1,742,615	3.28
Exercised	(183,509)	1.84
Forfeited/expired or cancelled	(526,322)	2.63
Outstanding at December 31, 2019	2,739,937	2.55	8.74	$19,258
Granted	1,350,700	15.51
Exercised	(927,717)	2.72
Forfeited/expired or cancelled	(101,061)	7.28
Outstanding at December 31, 2020	3,061,859	8.06	8.50	$37,410
Options exercisable at December 31, 2020	1,914,179	$2.93	7.96	$33,205

GAN Limited

Notes to the Consolidated Financial Statements

(in thousands, except share and per share amounts)

The weighted average grant date fair value of the options granted was $9.47 and $1.67 for the year ended December 31, 2020 and 2019, respectively. For the period prior to the Company’s initial public offering in May 2020, the grant-date fair value of each stock option grant was estimated using the Black-Scholes option pricing model with the following weighted average assumptions:

	Year Ended December 31,
	2020	2019
Expected stock price volatility	74.99%	51.47%
Expected term (in years)	5.00	5.00
Risk-free interest rate	0.33%	0.47%
Dividend yield	0%	0%

Expected volatility was determined by reference to the historic volatility of GAN UK’s share price on the AIM, the London Stock Exchange. The risk-free interest rate for the expected term of the option was based on the U.K. Gilt yield curve in effect at the time of grant. The expected term of the options is based on historical data and represents the period of time that options granted are expected to be outstanding.

Subsequent to the Company’s initial public offering, the grant-date fair value of each stock option grant was estimated using the Black-Scholes option pricing model. Expected volatility is determined by reference to volatility of certain identified peer group share trading information and stock prices on the Nasdaq. The risk-free interest rate for the expected term of the option is based on the U.S. Treasury yield curve in effect at the time of grant. The grant-date fair value of each stock option grant was determined using the following weighted average assumptions:

Year Ended December 31, 2020
Expected stock price volatility	62.68%
Expected term (in years)	4.86
Risk-free interest rate	0.31%
Dividend yield	0%

The Company recorded equity-settled share-based compensation expense related to stock options of $5,883 (includes $3,881 from acceleration of vesting of awards) and $367 for the year ended December 31, 2020 and 2019, respectively. Such amounts were recorded net of $56 and $80 in capitalized software development costs for the year ended December 31, 2020 and 2019, respectively. At December 31, 2020, there was $9,511 of total unrecognized compensation cost related to nonvested stock options granted under the 2020 Plan. The unrecognized cost related to nonvested stock options is expected to be recognized over a weighted average period of 3.38 years.

Restricted Stock Awards

On June 15, 2020, the Board of Directors approved the issuance of 93,680 of restricted stock awards to the chief executive officer and non-employee directors. The restricted stock awards vest one year after the grant date. The value of restricted stock is based on the market value of the Company’s ordinary shares at the date of grant. The aforementioned restricted stock awards were issued with a grant date fair value of $18.19 per share. The Company recorded share-based compensation expense related to the restricted stock awards of $934 for the year ended December 31, 2020. At December 31, 2020, there was $770 of total unrecognized compensation cost related to nonvested restricted stock awards granted under the 2020 Plan. The remaining cost is expected to be recognized in 2021.

GAN Limited

Notes to the Consolidated Financial Statements

(in thousands, except share and per share amounts)

Note 9. Defined Contribution Plans

U.S. employees and non-U.S. employees are eligible to participate in defined contribution plans by contributing a portion of their compensation, which provides for certain matching contributions by the Company. Matching contributions for the U.S. defined contribution plan are 50% of up to 4% of an employee’s salary contribution. Most often, non-U.S. matching contributions are statutory amounts required by law. The Company’s contributions to the retirement plans were $345 and $175 for the year ended December 31, 2020 and 2019, respectively.

Note 10. Interest Expense, net

Interest expense, net consisted of the following:

	Year Ended December 31,
	2020	2019
Interest expense (1)	$395	$28
Interest income	(3)	(15)
Interest expense, net	$392	$13

(1)	Interest expense includes interest on a related party loan during the year ended December 31, 2020 (refer to Note 16 – Related Party Transactions). Also, interest expense includes interest on finance leases of $10 and $28 during the year ended December 31, 2020 and 2019, respectively.

GAN Limited

Notes to the Consolidated Financial Statements

(in thousands, except share and per share amounts)

Note 11. Income (Loss) Per Share

Basic income (loss) per ordinary share is computed by dividing the net income (loss) by the weighted average number of ordinary shares outstanding during the period. Diluted income per ordinary share further includes any ordinary shares available to be issued upon the exercise of outstanding stock option and restricted stock awards if such inclusions would be dilutive. The Company determines the potentially dilutive ordinary shares using the treasury stock method. In periods of a net loss, basic and diluted per share information is the same because the potentially dilutive ordinary shares would be anti-dilutive. The following table sets forth the computation of basic and diluted income (loss) per share for the year ended December 31, 2020 and 2019:

	Year Ended December 31,
	2020	2019
Numerator:
Net income (loss)	$(20,217)	$2,004
Denominator:
Weighted average ordinary shares outstanding, basic	27,006,058	21,367,948
Weighted average effect of potentially dilutive ordinary shares:
Stock options	—	2,052,413
Restricted stock	—	—
Weighted average ordinary shares outstanding, diluted	27,006,058	23,420,361

Income (loss) per share:
Basic	$(0.75)	$0.09
Diluted	$(0.75)	$0.09

Certain stock options and nonvested restricted stock awards were excluded from the computation of diluted weighted average ordinary shares outstanding, as inclusion would be anti-dilutive, are summarized as follows:

	Year Ended
	December 31,
	2020	2019
Stock options	3,061,859	—
Restricted stock	93,680	—
Total	3,155,539	—

GAN Limited

Notes to the Consolidated Financial Statements

(in thousands, except share and per share amounts)

Note 12. Revenue

The following table reflects revenue recognized for the year ended December 31, 2020 and 2019 in line with the timing of transfer of services (i.e., revenue from services transferred to customers at a point in time and revenue from services transferred over time):

	Year Ended December 31,
	2020	2019
Revenue from services delivered over time	$31,715	$25,067
Revenue from services delivered at a point in time	3,444	4,904
Total	$35,159	$29,971

Costs to Obtain a Contract

The Company defers contract costs that are recoverable and incremental to obtaining sales contracts with its customers. Contract costs, consisting primarily of sales commissions, are amortized on a systemic basis that is consistent with the transfer to the customer of the services to which the asset relates. Contract costs are periodically reviewed for impairment. An impairment exists if the carrying amount of the asset exceeds the amount of the consideration the entity expects to receive in exchange for providing the services, less the remaining costs that relate directly to providing those services. Deferred contract costs are recorded in other current assets and other assets in the consolidated balance sheets. The following table reflects the activity in deferred contract costs for the periods indicated:

	Year Ended December 31,
	2020	2019
Balance at beginning of year	$86	$—
Capitalized expenditures for the year	298	95
Amortization of contract costs	(40)	(9)
Effect of foreign currency translation	9	—
Balance at end of year	$353	$86

GAN Limited

Notes to the Consolidated Financial Statements

(in thousands, except share and per share amounts)

Contract Liabilities

Contract liabilities is mainly comprised of cash consideration received in advance from customers related to development services not yet performed or hardware deliveries not yet completed and therefore revenue has not been recognized. This balance will be recognized as revenue as the services are performed, which is generally expected to occur over a period up to a year. The following table reflects the activity in contract liabilities for the periods indicated:

	Year Ended December 31,
	2020	2019
Contract liabilities balance, beginning of year	$3,023	$1,516
Liabilities recognized during the period	420	2,722
Revenue recognized from amounts included in contract liabilities at the beginning of the period	(2,360)	(1,215)
Contract liabilities balance, end of year	$1,083	$3,023

Note 13. Segment Reporting

Effective January 1, 2021, after the period covered by this report, the Company changed the structure of its internal organization with the acquisition of the Vincent Group p.l.c. (See Note 18), which caused the composition of its reportable segments to change. Accordingly, the Company implemented a segment reorganization in order to more closely align its segment reporting with its current operating structure. The Company’s new reportable segments are: Business-to-Business (“B2B”) and Business-to-Consumer (“B2C”). The B2B segment develops, markets and sells instances of iSight Back Office and GameSTACK technology that incorporates comprehensive player registration, account funding and back-office accounting and management tools that enable the casino operator customers to efficiently, confidently and effectively extend their presence online in places that have permitted online real money gambling. The B2C segment, which includes entirely the operations of the Vincent Group p.l.c., beginning on January 1, 2021, develops and operates a B2C online sports betting and casino platform accessible through its website in eight national markets across Northern Europe (Estonia, Finland, Iceland, Norway and Sweden), Latin America (Chile and Peru) and North America (Canada).

The Segment information has been recast to conform to the reporting structure in effect after the Segment Reorganization that was effective, January 1, 2021. Therefore, the Company has combined its previous two reportable segments into one reportable segment, B2B, for all the periods presented. Additionally, the Company has provided the required segment disclosures for public entities that have a single reportable segment below.

Significant Customers

During the year ended December 31, 2020, the Company had revenue from one customer, which totalled $14,988 or 42.6% of total revenue. During the year ended December 31, 2019, the Company had revenue from two customers, which totalled $19,812 or 66.1%.

Geographic Information

Revenue by location of the customer for the year ended December 31, 2020 and 2019 was as follows:

	Year Ended December 31,
	2020	2019
United States	$29,351	$20,935
Italy	5,191	4,599
United Kingdom and Channel Islands	263	4,359
Rest of the world	354	78
Total	$35,159	$29,971

GAN Limited

Notes to the Consolidated Financial Statements

(in thousands, except share and per share amounts)

Long-Lived Assets

The Company attributes its long-lived assets, which primarily consist of property and equipment, and lease right-of-use assets, to a country based on the physical location of the assets. Aggregate property and equipment, net, and lease right-of-use assets, net, by geographic area were as follows:

	December 31,
	2020	2019
United Kingdom and Channel Islands	$1,334	$773
United States	222	321
Bulgaria	532	534
Rest of the world	6	2
Total	$2,094	$1,630

Note 14. Income Taxes

GAN Limited was incorporated in Bermuda solely for the purpose of acting as the new group parent company and public vehicle for investors. GAN Limited completed the Share Exchange by which it acquired GAN plc and, on May 7, 2020, GAN Limited completed its U.S. initial public offering. The tax rate in Bermuda, the Company’s country of domicile as of December 31, 2020, is zero percent. The Company’s effective tax rate for December 31, 2019 is reconciled to the U.K. statutory tax rate of 19% as that was the statutory rate of the Company’s predecessor company GAN plc (a subsidiary domiciled in the U.K).

Income (loss) before income taxes for the year ended December 31, 2020 and 2019 consisted of the following:

	Year Ended December 31,
	2020	2019
Domestic	$(13,833)	$1,922
Foreign	(6,031)	656
Income (loss) before income taxes	$(19,864)	$2,578

GAN Limited

Notes to the Consolidated Financial Statements

(in thousands, except share and per share amounts)

The components of the income tax expense for the year ended December 31, 2020 and 2019 consisted of the following:

	Year Ended December 31,
	2020	2019
Current:
Domestic	$—	$(15)
Foreign	523	589
Total current taxes	523	574
Deferred:
Domestic	—	—
Foreign	—	—
Total deferred taxes	—	—
Tax expense (benefit) related to an increase (decrease) in UTBs:
Domestic	—	—
Foreign	(170)	—
Total tax expense (benefit)	(170)	—
Domestic	—	(15)
Foreign	353	589
Total income tax expense	$353	$574

The following is a reconciliation of the income taxes computed at the statutory federal income tax rate to the income tax expense for the year ended December 31, 2020 and 2019:

	Year Ended December 31,
	2020	2019
Income (loss) before income taxes multiplied by the statutory tax rate of 0% and 19% for the year ended December 31, 2020 and 2019, respectively	$—	$489
Other permanent and similar differences, including expenses not deductible for tax purposes	77	(71)
Foreign-derived intangible income (FDII) deduction	(41)	—
Other timing differences not recognized for deferred tax purposes	—	(88)
Effects of tax rates in foreign jurisdictions	(1,102)	(5)
Share-based compensation	(1,463)	(40)
Valuation allowance	2,868	(111)
Uncertain tax benefit	(170)	210
Other	71	9
Foreign withholding tax	113	181
Total income tax expense	$353	$574

GAN Limited

Notes to the Consolidated Financial Statements

(in thousands, except share and per share amounts)

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The significant components of deferred tax assets and liabilities at December 31, 2020 and 2019 are as follows:

	December 31,
	2020	2019
Deferred tax assets:
Loss carryforwards	$5,049	$3,478
Share-based compensation	1,383	93
Short-term timing differences	326	33
Deferred rent liability	90	—
Property and equipment	9	—
Total deferred tax assets	6,857	3,604
Valuation allowance	(6,490)	(3,245)
Net deferred tax assets	367	359
Deferred tax liabilities:
Property and equipment	—	(355)
Right-of-use assets	(87)	(4)
Prepayments	(280)	—
Total deferred tax liabilities	(367)	(359)
Net deferred tax	$—	$—

A valuation allowance is recognized if, based on the weight of available evidence, it is more-likely-than-not that some portion, or all, of the deferred tax asset will not be realized. Management must analyze all available positive and negative evidence regarding realization of the deferred tax assets and make an assessment of the likelihood of sufficient future taxable income. The Company has provided a valuation allowance on the domestic and foreign deferred tax assets that were not deemed realizable based upon the weight of the objectively verifiable negative evidence of cumulative losses over the recent three-year period.

On the basis of this evaluation, a valuation allowance of $6,490 and $3,245 has been recorded as of December 31, 2020 and December 31, 2019, respectively, to recognize only the portion of the deferred tax assets that is more likely than not to be realized. The amount of the deferred tax assets considered realizable, however, could be adjusted if estimates of future taxable income during the carryforward period are reduced or increased or if objective negative evidence in the form of cumulative losses is no longer present and additional weight is given to subjective evidence, such as the Company’s forecast for growth.

Tax Attributes

At December 31, 2020, and 2019, the Company has cumulative carryforward tax losses generated of $26,575 and $20,143, respectively, which have been generated in the U.K. Subject to any relevant restrictions, the Company expects to be able to carry forward the tax losses and offset against future operating profits. The net operating losses can be carryforward indefinitely.

GAN Limited

Notes to the Consolidated Financial Statements

(in thousands, except share and per share amounts)

As an entity that carries out development activities, the Company benefits from the U.K. research and development small or medium-sized enterprise tax credit regime and are able to surrender some of its trading losses that arise from research and development activities for a cash rebate of up to 33.35% of eligible research and development expenditure. If the Company were to no longer qualify as a small or medium-sized company, the Company may instead be eligible for a research and development expenditure credit under the U.K. large company regime, worth up to approximately 10% of the eligible research and development expenditure (after tax). Research and development taxation relief is recorded once management considers it probable that any amount claimable will be realized. During the year ended December 31, 2018, the Company recorded a research and development tax credit receivable of $1,079 and further increased it by $48 in 2019 to $1,127. The cash rebate was received in 2020.

A reconciliation of the beginning and ending amount of unrecognized tax benefits is as follows:

	Year Ended December 31,
	2020	2019
Unrecognized tax benefits – January 1	$210	$—
Additions for tax positions taken in current year	39	210
Other reductions for tax positions taken in the prior year	(210)	—
Unrecognized tax benefits – December 31	$39	$210

The liability for uncertain tax liabilities, including potential interest and penalties, were recorded within other noncurrent liabilities in the consolidated balance sheets.

The Company, including its subsidiaries, files tax returns with domestic and foreign jurisdictions. The Company is no longer subject to U.K. examinations by tax authorities for years before 2018 and U.S. examinations by federal and state tax authorities for years before 2016. The tax returns in Israel and Bulgaria are still within the examination window of the local tax authorities. The Company believes that it is reasonably possible that the unrecognized tax benefits will not significantly change within the next 12 months. Audit outcomes and the timing of audit settlements are subject to significant uncertainty. Although the Company believes that adequate provision has been made for such issues, there is the possibility that the ultimate resolution of such issues could have an adverse effect on the Company’s earnings.

Note 15. Leases

The Company has adopted ASU No. 2016-02, Leases (Topic 842) as of January 1, 2019. ASC 842 requires a lessee to recognize the following for all leases, except short-term leases, at the commencement date: (1) a lease liability, which is a lessee’s obligation to make lease payments arising from a lease, measured on a discounted basis; and (2) a right-of-use asset, which is an asset that represents the lessee’s right to use, or control the use of, a specified asset for the lease term. ASC 842 also expanded the disclosure requirements.

The Company adopted ASC 842 as of January 1, 2019 using the transition method, which allows entities to apply the new guidance at the adoption date and record a cumulative effect adjustment to the opening balance of retained earnings in the period of adoption. The adoption of the standard resulted in the recognition of operating lease right-of-use assets of $1,335 and operating lease liabilities of $1,261, and financing lease right-of-use assets of $349 and financing lease liabilities of $390. The adoption of the standard had no effect on retained earnings at January 1, 2019 and did not have a significant impact on the consolidated statements of operations and statements of cash flows in 2019.

The Company elected to apply the package of practical expedients upon transition, which includes no reassessment of whether existing contracts are or contain leases and allowed for the lease classification for existing leases to be retained. The Company did not elect the practical expedient to use hindsight in determining the lease term. The Company elected the practical expedient to not separate non-lease components from the lease components contained in the lease agreements but instead combine them and account for them as a single lease component and will continue to do so for its real estate operating leases and finance leases of equipment hosting of the Company’s platform software. The Company has also elected not to recognize leases with original lease terms of 12 months or less (i.e., short-term leases) on the consolidated balance sheets.

The Company determines if an arrangement is a lease and classifies as operating or finance lease at the lease commencement date. A lease is defined as a contract, or part of contract, that conveys the right to control the use of an asset for a time period in exchange for consideration. At December 31, 2020, the Company’s lease portfolio consists of operating leases related to office facilities in Nevada and Bulgaria and finance leases for equipment in hosting its software platform. At December 31, 2019, the Company’s lease portfolio additionally consisted of operating leases related to office facilities in the U.K. and New Jersey. The lease terms range from one to five years. Options to extend or terminate a lease are included in the lease term when it is reasonably certain that the Company will exercise such options. In some jurisdictions it is customary for lease contracts to provide for payments to increase each year by inflation, or to be reset periodically to market rental rates or the periodic rent is fixed over the lease term. Lease payments for operating leases, consisting of fixed payments for base rent, is recognized on a straight-line basis over the lease term.

GAN Limited

Notes to the Consolidated Financial Statements

(in thousands, except share and per share amounts)

The following table discloses the operating and finance asset and liability balances at December 31, 2020 and 2019:

		Year Ended
		December 31,
		2020	2019
Leases	Classification
Assets
Operating leases	Operating lease right-of-use assets(1)	$577	$1,051
Finance leases	Other assets(2)	197	276
Total leased assets, net		$774	$1,327
Liabilities Current:
Operating leases	Operating lease liabilities	$262	$289
Finance leases	Other current liabilities	55	173
Non-current:
Operating leases	Operating lease liabilities – non-current	313	693
Finance leases	Other noncurrent liabilities	—	55
Total lease liabilities		$630	$1,210

(1)	Operating lease right-of-use assets are recorded, net of accumulated amortization of $620 and $740, at December 31, 2020 and 2019, respectively.
(2)	Finance lease right-of-use assets are recorded net of accumulated amortization of $300 and $208, at December 31, 2020 and 2019, respectively.

GAN Limited

Notes to the Consolidated Financial Statements

(in thousands, except share and per share amounts)

The Company uses its incremental borrowing rate at lease commencement to calculate the present value of lease payments when the rate implicit in a lease is not known. The incremental borrowing rate is based on the Company’s credit rating based on its market valuation metrics and corporate yield curves observed for public companies with similar credit ratings.

The components of lease cost for the year ended December 31, 2020 and 2019 were as follows:

	Year Ended December 31,
	2020	2019
Finance lease cost (including amortization of finance lease right-of-use assets, recorded in depreciation and amortization, of $82 and $85 in 2020 and 2019, respectively, and interest on finance lease liabilities, recorded in interest expense, net, of $10 and $28 in 2020 and 2019, respectively)	$92	$113
Operating lease cost (included in general and administrative)	566	506
Total lease cost	$658	$619

Maturities of lease liabilities, including reconciliation to the lease liabilities, based on required contractual payments, are as follows:

	Operating Leases	Finance Leases
Year Ended December 31,
2021	$276	$56
2022	216	—
2023	107	—
2024	—	—
2025	—	—
Thereafter	—	—
Total lease payments	599	56
Less: future interest costs	24	1
Present value of lease liabilities	$575	$55

GAN Limited

Notes to the Consolidated Financial Statements

(in thousands, except share and per share amounts)

Other information related to leases as of and for the year ended December 31, 2020 and 2019 was as follows:

	Year Ended December 31,
	2020	2019
Finance lease weighted-average remaining lease term (years)	0.67	1.67
Finance lease weighted-average discount rate	9.36%	9.77%

Operating lease weighted-average remaining lease term (years)	2.34	2.68
Operating lease weighted-average discount rate	4.60%	4.57%

Cash paid for the amounts included in the measurement of lease liabilities
Operating cash flows from operating leases	$464	$601
Operating cash flow from finance leases	$10	$28
Financing cash flows from finance leases	$154	$86

Note 16. Related Party Transactions

The Board of Directors adopted a bonus program, providing for additional fees to all directors, in their capacities as such, in connection with the Share Exchange. The Board of Directors received payment of additional fees of $608. Refer to Note 7 – Shareholders’ Equity.

Also, in connection with the Share Exchange, the Company arranged funding of the cash consideration of the Share Exchange through a loan facility provided by the Parent’s chief executive officer and his father. The loan facility provided for a minimum interest charge of £300, and any funds borrowed thereunder would have been unsecured and borne interest at 15% per annum. Such facility was available for a term of six months. Ultimately, the facility was not used, and the cash consideration of the Share Exchange was paid from the Company’s operating cash. The minimum interest charge of $385 (or £300) was paid in May 2020 and recorded in interest expense, net, in the consolidated statements of operations.

At December 31, 2019, included within accounts and other receivables of the consolidated balance sheet, is $138 inclusive of interest, due from the Parent’s chief executive officer. The amount due was paid in March 2020. The interest earned on the amount due is included in interest expense, net in the consolidated statements of operations.

Note 17. Commitments and Contingencies

Legal Proceedings

The Company may be subject to legal actions and claims arising from contracts or other matters from time to time in the ordinary course of business. Management is not aware of any pending or threatened litigation, except as described below, which are considered other than routine legal proceedings. The Company believes that the ultimate disposition or resolution of its routine legal proceedings will not have a material adverse effect on its financial position, results of operations or liquidity.

GAN Limited

Notes to the Consolidated Financial Statements

(in thousands, except share and per share amounts)

The Company is a party to a wrongful termination claim made by a former employee and director to the U.K. Employment Tribunal in 2019. Currently, the parties are communicating regarding key parts of the claim and responses to requests for particular details of the claim. Subsequent to December 31, 2020, the Company reached an agreement in principle to settle the matter. Based upon the terms of the settlement agreement, the Company has recorded a liability of $412 within other accrued expenses in the consolidated balance sheet at December 31, 2020. Refer to Note 18 – Subsequent Events for further discussion.

Note 18. Subsequent Events

Acquisition of Vincent Group p.l.c.

On January 1, 2021, the Company completed the acquisition of all outstanding shares of Vincent Group p.l.c., a Malta public limited company doing business as “Coolbet.” Coolbet is a developer and operator of a legal online sports betting and casino platform. Coolbet operates a B2C casino and sports-betting platform that is accessible via its website in eight national markets across Northern Europe (Estonia, Finland, Iceland, Norway and Sweden), Latin America (Chile and Peru) and North America (Canada). The Company acquired Coolbet to take advantage of Coolbet’s user interface and proprietary technical platform, to quickly integrate and offer a proprietary sportsbook offering to the Company’s land-based casino operators in the United States. The Company intends to continue to operate in the United States solely as a B2B provider to casinos and other operators. The addition of a proprietary sports betting engine will give the Company the ability to offer a “one-stop” solution to the Company’s U.S. retail casino operators, while at the same time preserving the flexibility to incorporate third party solutions when specified. The Company expects that its technology platform and expansive library of proprietary and third-party gaming content will to add additional casino gaming content and platform support for Coolbet’s B2C offering in Europe and Latin America.

The following table summarizes the consideration transferred:

Cash paid to Vincent Group shareholders	$111,620
Value of restricted ordinary shares issued to Vincent Group shareholders(1)	106,683
Value of replacement equity-based awards to holders of Vincent Group equity-based awards(2)	297
Total	$218,600

(1)	The share consideration represents 5,260,516 ordinary shares issued to Vincent Group shareholders multiplied by the Company’s share price of $20.28 on the acquisition date. Each former Coolbet shareholder has agreed to a contractual lock-up of ninety (90) days before these ordinary shares can be transferred or sold. For certain executive management personnel of Coolbet, the lock-up period is 180 days.
(2)	In accordance with applicable accounting guidance, the fair value of replacement equity-based awards attributable to pre-combination service is recorded as part of the consideration transferred in the acquisition, while the fair value of replacement equity-based awards attributable to post-combination service is recorded separately from the business combination and recognized as compensation cost in the post-acquisition period over the remaining service period. The fair value of the replacement stock options was estimated using the Black-Scholes valuation model utilizing various assumptions.

GAN Limited

Notes to the Consolidated Financial Statements

(in thousands, except share and per share amounts)

The following table summarizes the preliminary fair values of the assets acquired and liabilities assumed in the acquisition:

Cash and cash equivalents	$18,633
Accounts receivable	457
Other current assets	1,055
Property, plant and equipment	343
Operating lease right-of-use assets	416
Other noncurrent assets	73
Accounts payable	(883)
Other current liabilities	(7,570)
Noncurrent operating lease liabilities	(231)
Total identifiable net assets	12,293
Goodwill	206,307
Total purchase price	$218,600

The Company has not finalized the purchase price allocation, which is pending further analysis of the net assets acquired, particularly in regard to the valuation of the intangible assets. As a consequence, intangible assets have been subsumed into goodwill in this preliminary purchase price allocation. Additionally, the Company is continuing to evaluate the tax impacts related to the acquisition. Accordingly, the purchase price allocation shown above could change materially as the Company finalizes its assessment of the allocation and the fair value of the net tangible and intangible assets acquired, some of which are dependent on the finalization of valuations being performed by independent valuation specialists and further analysis by tax specialists. Additionally, the above cash consideration is subject to adjustment for the final working capital adjustment.

The goodwill is primarily attributable to the expected incremental revenue and profit to be derived from the Company’s introduction of Coolbet’s sports betting engine technology and intellectual technology to B2B customers in the United States. The Company intends to offer the Coolbet sports betting engine and associated capability to existing and new customers alongside its existing platform and Internet casino capability, as a complete turnkey solution or as an alternative sports betting engine to those currently relied upon by customers. The Company accounted for the acquisition of Coolbet using the acquisition method. The acquisition is treated as a stock purchase for accounting purposes. Goodwill is not amortized, but is reviewed for impairment at least annually or if an event occurs or circumstances change that would more likely than not indicate the goodwill could be impaired. Goodwill recognized in the acquisition is expected to be deductible for tax purposes.

The operating results of Coolbet will be included in the Company’s consolidated financial statements beginning January 1, 2021. The Company incurred $1,019 of acquisition-related costs, which were included in general and administrative expense for the year ended December 31, 2020.

GAN Limited

Notes to the Consolidated Financial Statements

(in thousands, except share and per share amounts)

Share-Based Compensation

On February 26, 2021, the Board of Directors approved the issuance of options to purchase 1,155,110 ordinary shares with an exercise price of $25.33 to executives and certain key employees. The options vest 25% after one year and then monthly over the next 36 months thereafter.

On March 9, 2021, the Board of Directors approved the issuance of 15,537 restricted stock awards to non-executive Directors. The restricted stock awards vest over one year after the grant date with 25% vesting per quarter. The restricted stock awards were issued with a fair value of $25.10 per share.

Legal Proceedings

In January 2021, the Company entered into a settlement agreement with respect to the wrongful termination claim made by a former employee and director to the U.K. Employment Tribunal disclosed in Note 17 – Commitments and Contingencies. The settlement agreement provides for a cash payment of $74 and issuance of 16,675 ordinary shares (market price of $20.28 per share at December 31, 2020) as compensation for unvested stock options that were cancelled upon termination. The full amount of the settlement of $412 was recorded at December 31, 2020.

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